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                                                                  Exhibit 10.29

                                    AGREEMENT

                                  By and Among

                               SIEBE NORTON, INC.

                                 NORTON COMPANY

                                       and

                            SIEBE GORMAN HOLDINGS PLC

                             Dated December 14, 1982

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                                TABLE OF CONTENTS

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PARTIES.........................................................................     1

RECITALS........................................................................     1

ARTICLE 1.  TRANSFER OF ASSETS AND PROPERTIES...................................     2

     1.1.   Purchase and Sale of Assets.........................................     2
     1.2.   Instruments of Transfer.............................................     4
     1.3.   Consents to Assignment..............................................     5
     1.4.   Right of Endorsement................................................     6
     1.5.   Further Assurances..................................................     7
     1.6.   Right to Assign.....................................................     7

ARTICLE 2.  PAYMENT OF PURCHASE PRICE FOR ASSETS ...............................     7

     2.1.   Purchase Price......................................................     7
     2.2.   Payment.............................................................     8
     2.3.   Adjustment..........................................................     8
     2.4.   Allocation..........................................................    12

ARTICLE 3.  ASSUMPTION OF LIABILITIES...........................................    13

     3.1.   Assumption..........................................................    13
     3.2.   Limitations on Assumption...........................................    15
     3.3.   Cooperation.........................................................    17
     3.4.   Right of Enforcement and Settlement.................................    17

ARTICLE 4.  SALE OF SHARES TO SG................................................    18

ARTICLE 5.  CLOSING.............................................................    19

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF NORTON............................    20

     6.1.   Organization, Good Standing,
            Power, Etc..........................................................    20
     6.2.   Subsidiaries........................................................    20
     6.3.   Authorization of Agreement..........................................    22
     6.4.   Effect of Agreement, Etc............................................    23
     6.5.   Governmental and Other Consents, Etc................................    23
     6.6.   Financial Statements................................................    24
     6.7.   Undisclosed Liabilities.............................................    25
     6.8.   Absence of Certain Changes or Events................................    25
     6.9.   Title to Properties; Absence of Liens
            and Encumbrances, Etc...............................................    27
     6.10.  Plant Facilities and Equipment,
            Condition...........................................................    29
     6.11.  Insurance...........................................................    30
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     6.12.  Agreements, Plans, Arrangements, Etc................................    31
     6.13.  Intangible Property.................................................    37
     6.14.  Permits; Licenses; Compliance with
            Laws, Etc...........................................................    40
     6.15.  Litigation..........................................................    41
     6.16.  Purchase, Sale and Other Obligations................................    42
     6.17.  Books and Records...................................................    42
     6.18.  Union Contracts, Labor Relations, Etc...............................    43
     6.19.  Employee Benefits...................................................    44
     6.20.  Powers of Attorney..................................................    45
     6.21.  Bank and Safe Deposit Arrangements..................................    46
     6.22.  Restraint on Operations or Expansion................................    46
     6.23.  Inventories.........................................................    46
     6.24.  Tax Matters.........................................................    47
     6.25.  No Interest in Properties,
            Competitors, Etc....................................................    47
     6.26.  Customers, Adverse Conditions.......................................    48
     6.27.  Accounts Receivable.................................................    48
     6.28.  Acquisition Agreements..............................................    49
     6.29.  Finder..............................................................    49
     6.30.  Company's Shares....................................................    49
     6.31.  Other Information...................................................    50

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF SG................................    50

     7.1.   Organization, Etc...................................................    50
     7.2.   Authorization of Agreement..........................................    51
     7.3.   Finder..............................................................    51
     7.4.   Effect of Agreement, Etc............................................    52
     7.5.   Governmental and Other Consents, Etc................................    52

ARTICLE 8.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................    53

     8.1.   Organization, Good Standing.........................................    53
     8.2.   Certificate of Incorporation and
            By-Laws.............................................................    53
     8.3.   Authorized Capitalization,
            Outstanding Shares..................................................    53
     8.4.   No Restrictions and Securities......................................    54
     8.5.   Options, Etc........................................................    54
     8.6.   Authorization of Agreement..........................................    54
     8.7.   Effect of Agreement, Etc............................................    55
     8.8.   Governmental and Other Consents, Etc................................    55

ARTICLE 9.  COVENANTS OF NORTON.................................................    56

     9.1.   Conduct of Business Until Closing Date..............................    56
     9.2.   Approvals, Consents, Etc............................................    60
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     9.3.   Access to Properties and Records....................................    60
     9.4.   Advice of Changes...................................................    61
     9.5.   Conduct.............................................................    61
     9.6.   Documents...........................................................    62
     9.7.   No Cooperation......................................................    62
     9.8.   Name................................................................    63
     9.9.   Company Activities..................................................    64
     9.10.  Payroll Tax.........................................................    64
     9.11.  Retention and Access to Books
            and Records.........................................................    65
     9.12.  Trade Secrets.......................................................    65
     9.13.  Services, Etc.......................................................    66
     9.14.  Purchase Price Refund...............................................    66
     9.15.  Management Participation Agreement..................................    77
     9.16.  Payment of Liabilities..............................................    78
     9.17.  Bank Agreement......................................................    78

ARTICLE 10.  COVENANTS OF THE COMPANY AND SG....................................    78

     10.1.  Trade Secrets.......................................................    78
     10.2.  Advice of Changes...................................................    79
     10.3.  Management Participation Agreement..................................    79
     10.4.  Company Activities..................................................    79
     10.5   Conduct.............................................................    79
     10.6.  Cooperation Agreement...............................................    81
     10.7.  Further Assurances..................................................    81
     10.8.  Transactions Between SG
            and the Company.....................................................    81
     10.9.  Bank Agreement......................................................    81

ARTICLE 11.  CONDITIONS PRECEDENT TO THE
             OBLIGATIONS OF THE COMPANY AND SG.................................     81

     11.1.  Accuracy of Representations and Warranties..........................    82
     11.2.  Agreements..........................................................    82
     11.3.  Litigation, Etc.....................................................    82
     11.4.  Officers' Certificate...............................................    83
     11.5.  Secretary's Certificate.............................................    84
     11.6.  Lien Search; Title Policy; Etc......................................    84
     11.7.  Opinion of Norton Counsel...........................................    87
     11.8.  Government Consents.................................................    87
     11.9.  HSR Waiting Periods.................................................    87
     11.10. Employment Contracts................................................    87
     11.11. Management Participation Agreement..................................    87
     11.12. Financing...........................................................    88
     11.13. Government Contracts................................................    88
     11.14. Completion of Acquisition Review....................................    89
     11.15. SG Funding..........................................................    89
     11.16. Shareholder Approval................................................    89
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     11.17. Powers of Attorney..................................................    90
     11.18. Management Certificate..............................................    90
     11.19. Closing Schedule....................................................    90
     11.20. Actions, Proceedings, Etc...........................................    90

ARTICLE 12.  CONDITIONS PRECEDENT TO THE
             OBLIGATIONS OF NORTON..............................................    91

     12.1.  Accuracy of Representations and
            Warranties..........................................................    91
     12.2.  Performance of Covenants............................................    91
     12.3.  Officers' Certificate...............................................    92
     12.4.  Secretary's Certificate.............................................    92
     12.5.  HSR Waiting Periods.................................................    92
     12.6.  Opinion of Counsel..................................................    92
     12.7.  Management Participation Agreement..................................    93
     12.8.  Assumption of Liabilities...........................................    93
     12.9.  Agreements..........................................................    93
     12.10. Litigation, Etc....................................................     93

ARTICLE 13.  INDEMNIFICATION....................................................    94

     13.1.  Indemnification by Norton...........................................    94
     13.2.  Indemnification by the Company
            to Norton...........................................................    96
     13.3.  Indemnification by SG to Norton.....................................    97
     13.4.  Procedure for Indemnification.......................................    98

ARTICLE 14.  SHAREHOLDER AGREEMENTS.............................................   101

     14.1.  Definitions.........................................................   101
     14.2.  Board of Directors..................................................   102
     14.3.  Restrictions on Sale or Other
            Disposition of Shares by Norton
            Shareholders........................................................   103
     14.4.  Sale of Shares by Norton and its
            Permitted Transferees...............................................   105
     14.5.  Participation in Sales by SG to
            Third Party Purchasers..............................................   107
     14.6.  Options.............................................................   109
     14.7.  Piggy-Back Rights...................................................   117
     14.8.  Legends and Stop Transfer Orders....................................   118
     14.9.  Class B Redemptions.................................................   119
     14.10. Pre-Emptive Rights..................................................   119
     14.11. Application of Agreement to After-
            Acquired Shares.....................................................   120
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ARTICLE 15.  GENERAL............................................................   121

     15.1.  Expenses, Taxes, Etc................................................   121
     15.2.  Survival of Representations and
            Warranties..........................................................   122
     15.3.  Competition.........................................................   123
     15.4.  Employee Benefit Plans..............................................   127
     15.5.  Specific Performance................................................   132
     15.6.  Waivers.............................................................   132
     15.7.  Binding Effect; Benefits............................................   133
     15.8.  Notices.............................................................   133
     15.9.  Entire Agreement....................................................   134
     15.10. Headings............................................................   135
     15.11. Exhibits............................................................   135
     15.12. Currency............................................................   135
     15.13. Counterparts........................................................   135
     15.14. Governing Law.......................................................   135
     15.15. Severability........................................................   135
     15.16. Premerger Notification..............................................   136
     15.17. No Publicity, Advertisement.........................................   136
     15.18. Amendments..........................................................   136

SIGNATURES......................................................................   137
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                            SCHEDULE OF DEFINED TERMS

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                                                                                DEFINED IN
TERM                                                                             SECTION
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Acquisition Agreements..........................................................    6.28

Adjudicators....................................................................   2.3.3

Affiliate.......................................................................   3.1.4

Aggregate Consolidated Pre-tax Income...........................................  9.14.3

Ancillary Document..............................................................    6.31

Arbitrators.....................................................................  9.14.3

Arthur Young....................................................................     9.3

Assets..........................................................................   1.1.1

Assumed Obligations.............................................................     3.1

Balance Sheet...................................................................     6.6

Balance Sheet Date..............................................................     6.6

Bank............................................................................   11.12

Book Value per share............................................................  14.6.4

Board of Directors..............................................................    14.1

Books and Records...............................................................   1.1.1

Call Notice.....................................................................  14.6.1

Cash Purchase Price.............................................................     2.2

Class A Stock...................................................................  Recitals

Class B Stock...................................................................  Recitals

Closing.........................................................................  Art. 5

Closing Date....................................................................  Art. 5

Closing Schedule................................................................   11.19
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DEFINED IN
TERM                                                                              SECTION
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Commitment Letter...............................................................     11.12

Commitments.....................................................................    6.12.1

Company.........................................................................   Parties

Company Accountants.............................................................     2.3.3

Consolidated Pre-tax Income.....................................................    9.14.2

Contracts.......................................................................    6.12.1

Cooperation Agreement...........................................................     3.3.3

Demand Note.....................................................................  9.14.4.1

Designated Subsidiary...........................................................     1.1.1

Determination Date..............................................................    9.14.3

Division........................................................................  Recitals

Division Intangible Properties..................................................    6.13.1

Division Subsidiaries...........................................................     6.2.3

Equity Securities...............................................................      14.1

ERISA...........................................................................    15.4.3

Evaluators......................................................................  14.6.3.1

Excluded Assets.................................................................     1.1.2

Final Determination Date........................................................     2.3.3

FIRA............................................................................       6.5

Financial Statements............................................................       6.6

HSR Act.........................................................................       6.5
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DEFINED IN
TERM                                                                              SECTION
----                                                                             ----------
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Indemnified Liabilites..........................................................      13.1

Initial Determination...........................................................    9.14.3

IRC.............................................................................    6.19.3

IRC.............................................................................    6.19.3

Leases..........................................................................     1.1.1

Letter of Allotment.............................................................    Art. 4

LTIC............................................................................    11.6.1

Management Group................................................................  Recitals

Management Participation Agreement..............................................  Recitals

New Plan........................................................................    15.4.2

Norton..........................................................................   Parties

Norton Accountants..............................................................     2.3.3

Norton Indemnified Party........................................................      13.2

Norton Plans....................................................................    15.4.2

Norton Seller...................................................................    14.6.1

Norton Shareholders.............................................................      14.1

Obligation......................................................................  9.14.4.1

Offer...........................................................................    14.4.2

Parcel of Real Property.........................................................     1.1.1

Participation Notice............................................................    14.5.1

Permitted Transferee............................................................      14.1

Person..........................................................................     3.1.4

Plan............................................................................    6.19.3
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DEFINED IN
TERM                                                                              SECTION
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Price Determination Date........................................................  14.6.3.1

Primary Consolidated Pre-tax Income.............................................    9.14.3

Proportionate Number............................................................    14.5.2

Purchase Price..................................................................       2.1

Purchase Price Adjustment.......................................................     2.3.1

Put Notice......................................................................    14.6.2

Real Estate.....................................................................     1.1.1

Real Property...................................................................     1.1.1

Selling Shareholder.............................................................    14.4.2

SG..............................................................................   Parties

SG Indemnified Party............................................................      13.1

SGW............................................................................     Art. 4

Sixth Anniversary Date..........................................................      14.1

Stipulated A Price per share....................................................    14.6.5

Stipulated B Price per share....................................................    14.6.5

Stipulated C Price per share....................................................    14.6.5

Stipulated D Price per share....................................................    14.6.5

Supplemental Payment............................................................  9.14.4.2

Total Working Capital...........................................................     2.3.2

Third Aniversary Date...........................................................      14.1

Third-Party Purchaser...........................................................    14.5.1

Transferred Employee............................................................    15.4.1

Unit............................................................................    14.6.1

Warburg.........................................................................       7.3

Working Capital Certificate.....................................................     2.3.1
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                                A G R E E M E N T

     AGREEMENT, dated December 14, 1982, by and among Norton Company, a Massachussetts corporation ("Norton"); Siebe Gorman Holdings PLC, an English company ("SG"); and Siebe Norton, Inc., a Delaware corporation (the "Company") wholly owned by Norton.

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to acquire from Norton substantially all of the assets of Norton's Safety Products Division (the "Division") for the purchase price (subject to adjustment as provided herein) of $50,000,000 plus the assumption of certain liabilities, of which $32,200,000 will be paid in cash and the balance will be paid by the Company's issuance to Norton of 990 shares of Common Stock of the Company, par value $1.00 per share ("Class A Stock"), and 1,280 shares of Class B Stock of the Company, par value $10,000 per share ("Class B Stock");

     WHEREAS, Norton wishes to transfer such assets, subject to certain of its liabilities, to the Company for such consideration;

     WHEREAS, concurrently with such purchase and sale of the Division, and as an integral part of the transaction, SG wishes to purchase, or cause its designee to purchase, from Norton 640 shares of Class A Stock and 910 shares of Class B Stock for the consideration provided herein;

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     WHEREAS, at or prior to the Closing, certain members of the Division's management (the "Management Group") will enter into an agreement (the "Managment Participation Agreement") with the Company, Norton and SG pursuant to which, among other things, the Management Group will acquire from Norton an aggregate of 100 shares of Class A Stock at a purchase price of $500,000; and

     WHEREAS, Norton wishes to sell such shares of Class A Stock and Class B Stock to SG and the Management Group.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. TRANSFER OF ASSETS AND PROPERTIES

     1.1.    PURCHASE AND SALE OF ASSETS.

             1.1.1. On the terms and subject to Section 1.1.2 and the conditions set forth herein, on the Closing Date (as defined in Article 5), the Company shall purchase from Norton, and Norton shall sell, assign, transfer and deliver, or cause to be sold, assigned, transferred and delivered, to the Company, all of the right, title and interest of Norton and its Affiliates in and to the assets, properties and businesses of or used by the Division of every kind and description, wherever located, as the same shall exist on the Closing Date, including, without limitation: items of inventory as they exist on the Closing Date; each of the businesses of the Division as a going concern; claims and contractual

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rights of the Division of every kind, including receivables (accounts, notes and lease); all rights, subject to Section 9.8, with respect to the Division Intangible Properties (as defined in Section 6.13.1) and registrations thereof and applications and licenses therefor; books and records of the Division (including, without limitation, customer lists, trade correspondence, production and purchase records and payroll tax, social security and other employee wage and benefit records but excluding duplicate copies of such books and records held by Norton) (the "Books and Records"); any interest of Norton or any of is Affiliates in any assets or properties subject to any of the Commitments (as defined in Section 6.12.1); the interest of Norton or any of its Affiliates in the Commitments; all computer programs or other software used or owned by Norton or any of its Affiliates exclusively in respect of the Division; the real property specified in Exhibit 6.10(a), together with all holdings, facilities, structures and other improvements thereon, and all easements, rights of way, licenses, transferable permits and other appurtenances thereto (collectively the "Real Property" and individually a "Parcel of Real Property"); the leases of real property specified in Exhibit 6.10(b) (such leases being hereinafter referred to as the "Leases", and the Leases and the Real Property being hereinafter referred to collectively as the "Real Estate"); all vehicles, machinery, equipment, furniture, fixtures, tools, spare parts, materials, fuel and supplies

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owned by Norton or any of its Affiliates exclusively in respect of the Division, or including, without limitation, all equipment which is located, warehoused, stored or used at any of the locations referred to in Exhibit 6.10(a) or 6.10(b); all of the issued and outstanding shares of stock of Norton S.A., a Haitian corporation (the "Designated Subsidiary"), representing, among other things, ownership of all of the assets, properties and businesses of the Designated Subsidiary of every kind and description, wherever located, as the same shall exist on the Closing Date; and all other tangible or intangible, real, personal or mixed property of the Division of any kind whatsoever (collectively referred to herein as the "Assets").

             1.1.2. Notwithstanding the foregoing, the Assets shall not include the items set forth in Exhibit 1.1.2 (collectively, the "Excluded Assets"). References herein to the Division shall not be deemed to include the Excluded Assets.

     1.2. INSTRUMENTS OF TRANSFER. On the Closing Date, Norton shall deliver, or cause to be delivered, to the Company duly executed instruments of transfer and assignment, including, without limitation, (a) powers of attorney, bills of sale, assignments and duly endorsed certificates of title, in form and substance satisfactory to SG and its counsel, sufficient to vest in the Company good and valid title to all of Norton's right, title and interest in and to the Assets;
(b)

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deeds conveying the Real Property to the Company in form and substance satisfactory to SG and its counsel; and (c) stock certificates evidencing all of the outstanding shares of stock of the Designated Subsidiary, duly endorsed in blank or accompanied by appropriate instruments of transfer.

     1.3. CONSENTS TO ASSIGNMENT. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any concession, claim, contract, license, lease, commitment, sales order, or purchase order, or any benefit arising thereunder or resulting therefrom, if such an agreement to assign without a consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of the Company, Norton or any Division Subsidiary (as defined in Section 6.2.3) thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective and would adversely affect the rights of Norton or any Division Subsidiary thereunder so that the Company would not in fact receive all such rights, Norton shall use its best efforts, and shall cooperate in any arrangement which the Company may reasonably request in writing, to provide to the Company the benefits under any such concession, claim, contract, license, lease, commitment or order, including (i) entering into subcontracts, subleases, sale and lease backs, use and occupancy agreements or other contractual arrangements which will provide such benefits to the Company,

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(ii) agreeing with the Person or Persons whose consent is required to be obtained that Norton will remain liable under any such concession, claim, contract, license, lease, commitment or order to the same extent as if such assignment had not occurred (provided that the Company shall indemnify Norton and hold it harmless from any liability arising from any such agreement to the extent such liability would constitute an Assumed Obligation had such consent been obtained), and (iii) enforcing, at the cost of Norton and for the benefit of the Company, any and all rights of Norton or any Divison Subsidiary against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise. Any transfer or assignment to the Company of any property, property right, contract or agreement which shall require the consent or approval of any other party shall be made subject to such consent or approval being obtained; PROVIDED, HOWEVER, that nothing contained in this Section 1.3 shall affect the rights of the Company or SG arising pursuant to this Agreement or otherwise for Norton's failure to have disclosed the need for such consent or approval or for failing to have obtained it.

     1.4. RIGHT OF ENDORSEMENT. After the Closing Date, the Company and its assignees shall have the right and authority to endorse, without recourse, the name of Norton on any check or any other evidence of indebtedness received by the Company on account of any receivable or other Asset transferred by

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Norton pursuant hereto, and Norton shall deliver to the Company at the Closing copies of such documents, certified by the Secretary or an Assistant Secretary of Norton, sufficient to permit the Company to deposit such checks or other evidences of indebtedness in bank accounts in the name of the Company.

     1.5. FURTHER ASSURANCES. Norton shall, from time to time on or after the Closing Date, upon the request of the Company and at the expense of Norton, do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, consents and assurances as may be required to transfer to and vest in the Company in accordance with Section 1.1, and protect its right, title and interest in and to, all of the Assets.

     1.6. RIGHT TO ASSIGN. The Company may assign its right to purchase any or all of the Assets to one or more subsidiaries of the Company, but no such assignment shall relieve the Company of any of its obligations hereunder.

2. PAYMENT OF PURCHASE PRICE FOR ASSETS

     2.1. PURCHASE PRICE. The purchase price for the Assets shall be $50,000,000, payable as follows, PLUS the assumption of the Assumed Obligations PLUS or MINUS any adjustment made pursuant to Section 2.3 (as adjusted, the "Purchase Price").

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     2.2.    PAYMENT. On the terms and subject to the conditions hereof, at the
Closing:

     (a) CASH PAYMENT. The Company shall pay Norton $32,200,000 (the "Cash Purchase Price"). Such payment shall be made in immediately available funds by bank transfer to such bank account of Norton in the United States as Norton shall designate at least three (3) days prior to the Closing Date.

     (b) SHARE ISSUANCE. The Company shall issue to Norton 990 shares of Class A Stock and 1,280 shares of Class B Stock and shall deliver to Norton certificates evidencing such shares in such denominations as may be appropriate to facilitiate the transactions referred to in Article 4.

     (c) ASSUMPTION. The Company shall assume each of the Assumed Obligations in accordance with Article 3.

     2.3.    ADJUSTMENT.

             2.3.1. At the Closing, Norton shall deliver to the Company and to SG a certificate of an executive officer of Norton (the "Working Capital Certificate") confirming that, to the best of such officer's knowledge after due inquiry, as of the Closing Date, Total Working Capital (exclusive of the assets which Norton intends to withdraw from the Division prior to Closing) is at least $18,208,000. The payment of the Purchase Price made by the Company to Norton at the Closing shall be subject to adjustment by an amount (the "Purchase Price Adjustment") equal to the sum of:

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     (x) the amount by which Total Working Capital as of the Closing Date, as finally determined in accordance with Section 2.3.3 below, exceeds or is less than $18,208,000 and

     (y) interest on such amount for each day from the Closing Date to the date of payment of the Purchase Price Adjustment at a rate of twelve percent (12%) per annum.

If Total Working Capital, as of the Closing Date, as finally determined under
Section 2.3.3, is greater than $18,208,000, the Company shall pay the Purchase Price Adjustment to Norton within ninety (90) days after the Final Determination Date. If Total Working Capital, as of the Closing Date, as finally determined under Section 2.3.3, is less than $18,208,000, Norton shall pay the Purchase Price Adjustment to the Company within seven (7) days after the Final Determination Date. All payments under this Section 2.3.1 shall be in immediately available funds by bank transfer to such bank account of Norton or the Company, as the case may be, in the United States as such payee shall designate.

             2.3.2. For purposes of this Section 2.3, "Total Working Capital" shall mean an amount equal to the excess of (x) the aggregate book value of all of the accounts receivable, inventory, prepaid items, deposits and advances of the Division acquired by the Company and its subsidiaries as part of the Assets as of the opening of business on the first business day immediately following the Closing over (y) the aggregate current liabilities of the Division assumed by the Company at the Closing, determined as of the Closing Date in each case, as provided in Section 2.3.3 below.

             2.3.3. Total Working Capital as of the Closing Date shall be determined in accordance with generally accepted United States accounting principles, consistently applied in accordance with Exhibit 9.14.2. Such determination shall be made initially by Peat, Marwick, Mitchell & Company or such other firm of national independent public accountants as may be serving as accountants to the Company (the "Company Accountants"), in connection with and as part of the audit of the Company's books as and records for the period ending March 31, 1983. The Company Accountants shall notify the Company, SG and Norton as promptly as practicable after March 31, 1983 of such initial determination. If Arthur Young & Company or such other firm of national independent public accountants as may be designated by Norton (the "Norton Accountants" disagrees with such initial determination and delivers to SG, within thirty (30) days after the delivery to Norton of such initial determination by the Company Accountants, a statement explaining in reasonable detail its disagreement with the Company Accountants, and if SG and Norton cannot reach an agreement with respect to the matters in dispute within fifteen (15) days thereafter, such amount shall be determined by another firm of national independent public accountants mutually acceptable to SG and Norton (the "Adjudicators"). If, within sixty (60) days after Norton has received a copy of the foregoing initial determination by the Company Accountants,

SG and Norton are unable to agree on the identity of the Adjudicators or to obtain the agreement of any such firm to serve, the Adjudicators shall be designated by the President of the American Arbitration Association as promptly as practicable. The fees and expenses of the Company Accountants incurred in connection with this Section 2.3.3 shall be borne by the Company. The fees and expenses of the Norton Accountants shall be borne by Norton. The fees and expenses of the Adjudicators shall be paid one-half by SG and one-half by Norton. The Company shall grant the Norton Accountants and the Adjudicators such access to the facilities and books and records of the Company and its subsidiaries as they may reasonably request prior to or during (in the case of the Norton Accountants) or after (in the case of the Norton Accountants or the Adjudicators) the March 31, 1983 audit in order to make their respective determinations.

     For purposes of this Agreement, the "final determination" of Total Working Capital shall mean (a) the initial determination by the Company Accountants as contemplated above unless the parties hereto agree to a different determination, in which case their determination shall constitute the final determination of such amount and (b) if the parties fail to resolve any disagreement concerning Total Working Capital and if, in accordance with the procedures set forth in this Section 2.3.3, the Adjudicators determine Total Working Capital, the determination of the Adjudicators shall constitute the final determination of such amount. The date on which Total Working Capital is finally determined is referred to herein as the "Final Determination Date".

             2.3.4. If it is determined in connection with the final determination of Total Working Capital that any inventory included in the Assets as of the Closing Date should not have been so included because it was obsolete, Norton shall have the right, exercisable by written notice to the Company within ten (10) days after the Final Determination Date, to require the Company (concurrently with Norton's payment of the adjustment, if any, under Section 2.3.1) to assign to Norton, without recourse, representation or warranty, the Company's interest as of the Closing Date in such items of inventory; PROVIDED, HOWEVER, that Norton shall pay and hold the Company harmless from any and all warehouse and insurance charges and expenses incurred in connection with storing such inventory after such notice and any and all charges incurred in shipping such inventory to Norton; and, PROVIDED, FURTHER, that the Company shall have no liability hereunder in respect of any inventory which is inadvertently destroyed.

     2.4. ALLOCATION. The parties agree that the Purchase Price shall be allocated among the Assets as follows: $18,208,000 to Total Working Capital, and $5,000,000 to amortizable intangibles. The parties shall in good faith attempt to allocate the balance of the Purchase Price prior to the Closing among the remaining Assets; PROVIDED, HOWEVER, that the failure to so allocate the balance of the Purchase Price shall not give rise to a right to terminate this Agreement or be deemed a condition to the Closing. Each party agrees not to assert any contrary allocation of the Purchase Price in respect of amortizable intangibles and Total Working Capital as aforesaid specified or as to any other of the Assets to which the parties have agreed to an allocation of the Purchase Price in connection with any tax return, audit or other proceedings in the United States.

3. ASSUMPTION OF LIABILITIES

     3.1. ASSUMPTION. Upon the transfer of the Assets on the Closing Date and subject to Section 3.2, the Company shall assume and agree to pay, perform and discharge, to the extent not paid, performed or discharged on or before the Closing Date, the following obligations of the Division (the "Assumed Obligations") and no other obligations:

             3.1.1.    Obligations of the Division specifically set forth in
Exhibit 3.1.1.

             3.1.2. Current obligations set forth in the Balance Sheet (as defined herein) and other obligations incurred since September 30, 1982 by the Division, and unpaid at the Closing, to the extent incurred and unpaid in the ordinary course of the Division's business, as such business was conducted prior to September 30, 1982, provided that such obligations are specifically reflected in the final determination of

Total Working Capital and provided, further, that none of such obligations shall consist of any obligations or liabilities the payment of which is in default at the Closing Date or the payment of which has been deferred by Norton in anticipation of the consummation of the transactions contemplated hereby.

             3.1.3. Obligations arising under the Commitments (or under purchase or sales orders, contracts or agreements not required to be reflected in Exhibit 6.12 entered into by the Division in the ordinary course of business as such business was conducted prior to the Balance Sheet Date) to the extent that the payment or performance of such obligations in whole or in part (a) has not accrued or become due, and does not relate to any default or breach which has occurred or refund or penalty due, on or prior to the Closing Date, (b) should not in accordance with generally accepted accounting principles be included in calculating Total Working Capital as of the Closing Date, and (c) is not otherwise an Assumed Obligation under Section 3.1.1 or 3.1.2.

             3.1.4.    Subject to the Cooperation Agreement (as defined in
Section 3.3), claims relating to defects in goods shipped by the Company after the Closing Date.

     The assumption by the Company of the Assumed Obligations shall not enlarge any rights of any Person under contracts or arrangements with the Company or Norton or their respective Affiliates. Nothing contained herein shall prevent the Company from contesting in good faith any of the Assumed Obligations. For purposes of this Agreement, "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association or other entity, and an "Affiliate" of any Person shall mean any Person directly or indirectly controlled by, controlling or under common control with such Person.

     3.2. LIMITATIONS ON ASSUMPTION. Any other provision of this Agreement to the contrary notwithstanding, the Company shall not and does not assume any liability or obligation of the Division, Norton or any of its Affiliates (including the Designated Subsidiary) not specifically included in the Assumed Obligations. Without limiting the foregoing, the Assumed Obligations do not include, and Norton shall promptly pay and perform, and indemnify and hold harmless SG and the Company (and their respective Affiliates) from and against:

             3.2.1. Subject to the Cooperation Agreement, any claims arising in respect of any product shipped by Norton or any of its Affiliates (including the Designated Subsidiary) on or prior to the Closing Date;

             3.2.2. Any liability or obligation arising under or relating to any Contract (as defined in Section 6.12.1) not included in the Assets;

             3.2.3. Any liability or obligation arising under or relating to any of the Commitments to the extent accruing (or attributable to breaches or defaults occurring or refunds or penalties payable) on or prior to the Closing Date unless such liability or obligation is specifically referred to in Exhibit 3.1.1 or the amount thereof is specifically included in the final determination of Total Working Capital.

             3.2.4. Any liability or obligation of Norton or any of its Affiliates (including any Division Subsidiary) in respect of any state, local, federal or foreign taxes (whether in the nature of income, transfer, sales, withholding, employee, excise, property, customs, gross receipts or other taxes or duties of any kind whatsoever), and penalties, interest and fines in respect thereof, or any reporting requirement or estimated tax payable with respect thereto, relating to events or transactions occurring on or prior to the Closing Date involving Norton or any of its Affiliates or the Division, the transactions contemplated hereby (including, without limitation, any election under the Internal Revenue Code) or the Assets, in whole or part, or relating to the inclusion of any Affiliate of Norton in a consolidated tax group or tax sharing arrangement with Norton or its Affiliates.

             3.2.5. Any litigation, investigation or other proceeding pending or threatened in respect of Norton or any of its Affiliates (including any Division Subsidiary) on or prior to the Closing Date or subsequently asserted which is attributable to facts existing, or events or omissions occurring, on or prior to the Closing Date (other than product claims specifically referred to in Section 3.1.4).

             3.2.6. Any liability or obligation of the Division to any employee (whether for severance or termination pay, pensions, bonuses or otherwise), lessor, lessee, supplier, customer, lender or other third-party arising by reason of a claim that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby constitutes a breach, termination or impairment of, or gives a right to payment under, any contract, arrangement or understanding.

             3.2.7. Any other liability, obligation or expense (including any obligation of any Division Subsidiary) not specifically included in the Assumed Obligations.

             3.2.8. Expenses incurred in connection with or arising by reason of, any claim, demand or other allegation, whether or not true, which relates to any liability or obligation which does not constitute an Assumed Obligation.

     3.3. COOPERATION. The Company and Norton shall enter into a Cooperation Agreement in the form of Exhibit 3.3 (the "Cooperation Agreement") at the Closing in respect of products liability claims.

     3.4. RIGHT OF ENFORCEMENT AND SETTLEMENT. From and after the Closing Date, the Company shall have control over the payment, settlement or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto Norton shall notify the Company promptly of any claim made with respect to any such Assumed Obligation and shall not, except with the latter's prior written consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation. Norton shall cooperate with the Company in any reasonable manner requested by it in connection with any negotiations or proceedings involving any such Assumed Obligation. The Company shall take any and all actions which may reasonably be necessary to prevent any Person or governmental authority from having recourse against Norton based upon any of the Assumed Obligations.

4. SALE OF SHARES TO SG

     On the terms and subject to the conditions of this Agreement, at the Closing (concurrently with the consummation of the purchase and sale of the Assets), Norton shall sell to SG (or a subsidiary of SG designated by SG) and SG shall purchase (or cause a subsidiary to purchase) from Norton, 640 shares of Class A Stock and 910 shares of Class B Stock in consideration of Ordinary Shares of SG which SG will allot to Norton pursuant to a letter of allotment in form and substance satisfactory to Norton (the "Letter of Allotment"). Norton agrees to enter into a letter agreement with S.G. Warburg & Co. Ltd. ("SGW") in the form of Exhibit 4 pursuant to which Norton agrees at the Closing to renounce the Ordinary Shares so allotted to it pursuant to the Letter of Allotment to SGW or its designees against payment (subject to the conditions set forth in Article 11 hereof) to Norton at the Closing in consideration of such renunciation of the sum of $12,300,000 by bank check payable in immediately available funds or by wire to such account in the United States as Norton shall designate at least three (3) days prior to the Closing Date; PROVIDED, HOWEVER, that in lieu of allotting such Ordinary Shares to Norton and effecting the renunciation procedures referred to above, SG may elect to deliver to Norton, in consideration of said 640 shares of Class A Stock and 910 shares of Class B Stock, the sum of $12,300,000 (subject to the conditions set forth in Article 11 hereof) as provided above. At the Closing, concurrently with its receipt of the consideration therefor, as aforesaid, Norton shall deliver to SG certificates evidencing such shares of Class A Stock and Class B Stock registered in the name of SG (or a subsidiary of SG designated by SG) or endorsed in blank with such other documents of transfer as SG may reasonably request.

5. CLOSING

     The closing of the transactions to be effected hereunder (the "Closing") shall be held at the offices of Messrs. Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 at 10:00 a.m., on January 4, 1983 or
at such other place or time or on such other date as shall be mutually agreed upon by Norton and SG (such time and such date being hereinafter referred to as the "Closing Date"); PROVIDED, HOWEVER, that if the Closing has not been held by January 31, 1983, SG or Norton, by written notice to the other parties, may terminate this Agreement without any further liability except such liability as may arise as a result of a breach hereof. Upon the termination of this Agreement, the parties hereto shall promptly cause the liquidation and dissolution of the Company, and as of the date of such termination, SG, Norton and their respective Affiliates shall have no right to use the name "Siebe Norton".

6. REPRESENTATIONS AND WARRANTIES OF NORTON

     Norton hereby represents and warrants to each of the Company and SG as follows:

     6.1. ORGANIZATION, GOOD STANDING, POWER, ETC. Norton is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Norton has all requisite power and authority (i) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and (ii) to own or lease and operate the Division's properties and to carry on the Division's businesses as presently being conducted.

     6.2.    SUBSIDIARIES.

             6.2.1. Exhibit 6.2 contains a correct and complete list setting forth with respect to the Designated

Subsidiary: (a) its name, its jurisdiction of incorporation and each jurisdiction (domestic or foreign) in which it maintains an office; and (b) to the best knowledge of the executive officers of Norton, the number of shares of each class of its capital stock authorized, issued and outstanding and the number of such shares owned by Norton. To the best knowledge of the executive officers of Norton, (a) the copies of the charter and by-laws, as amended to date, of the Designated Subsidiary, which have previously been delivered to SG, are complete and correct, and (b) the minute books of the Designated Subsidiary do not omit any information or actions which would materially interfere with the conduct of the business of the Designated Subsidiary or give rise to any material obligation.

             6.2.2. To the best knowledge of the executive officers of Norton, the sale of the shares of capital stock of the Designated Subsidiary and the delivery of the certificates representing such shares by Norton pursuant to the provisions of this Agreement will transfer to the Company legal and valid title thereto, free and clear of all claims, liens, charges, assessments and encumbrances of any kind and nature whatsoever except to the extent that individuals in whose names such shares of capital stock are issued may be required to execute assignments, consents or other instruments.

             6.2.3. Norton and the Designated Subsidiary are the only Persons which conduct any aspect of the Division's business other than Air Space Devices, Inc., a California corporation, and Norton Safety Products Limited, a Canadian corporation, each of which is a direct or indirect wholly-owned subsidiary of Norton whose assets, properties and business will be transferred to the Company on the Closing Date as provided in Article 1 (Air Space Devices, Inc., Norton Safety Products Limited and the Designated Subsidiary are herein referred to collectively as the "Division Subsidiaries"). Except as set forth in Exhibit 1.1.2, neither Norton, nor the Division Subsidiary, nor any of their respective Affiliates, nor, insofar as is known to Norton, any of their respective executive officers, owns any interest in, or controls, directly or indirectly, any other Person which conducts or is engaged in or will, prior to the Closing Date, conduct or engage in any aspect of the business of the Division.

     6.3. AUTHORIZATION OF AGREEMENT. Norton has taken all necessary action (including, without limitation, the approval of its Board of Directors) to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Norton and constitutes the valid and binding obligation of Norton enforceable in accordance with its terms, subject as to the enforcement of remedies (a) to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) to the scope of equitable remedies which may be available. No consent of the shareholders of Norton is required in connection with the transactions contemplated hereby.

     6.4. EFFECT OF AGREEMENT, ETC. The execution, delivery and performance of this Agreement by Norton and the consummation by Norton of the transactions contemplated hereby will not, with or without the giving of notice and/or the lapse of time, (a) violate any charter or by-law provision of Norton or any Division Subsidiary or any law, statute, rule or regulation (domestic or foreign) to which Norton or any Division Subsidiary is subject; (b) violate any judgment, order, writ or decree of any court applicable to Norton or any Division Subsidiary; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Commitments, to which Norton or any of the Division Subsidiaries is a party or by which any of the Assets is or may be bound or affected or from which Norton or any Division Subsidiary derives benefit.

     6.5. GOVERNMENTAL AND OTHER CONSENTS, ETC. To the best knowledge of the executive officers of Norton, no consent, authorization or approval of, filing with or exemption by, any governmental, public or self-regulatory body or authority (domestic or foreign) is required by Norton or any of its Affiliates in connection with the execution, delivery and performance by Norton of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, except for (i) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT") and the Foreign Investment Review Act of Canada ("FIRA") (it being understood that consent under FIRA is not a condition to the transactions contemplated hereby and the failure to obtain such consent shall not give rise to any right of indemnification hereunder except under Section 1.3, 1.5 and 9.2), and (ii) the matters set forth in Exhibit 6.5 or the Closing Schedule and except to the extent that contracts with government agencies, and permits and licenses with respect thereto, require assignments or novations.

     6.6.    FINANCIAL STATEMENTS. Norton has delivered to SG, and included in
Exhibit 6.6 are, copies of (a) the (unaudited) adjusted balance sheet of the Division as of September 30, 1982, and (b) the related (unaudited) statements of income of (i) the Division, (ii) the Butyl Segment (as hereinafter defined), and (iii) the Non-Butyl Segment, each for the nine-month period then ended (such balance sheet being hereinafter referred to as the "Balance Sheet" and the Balance Sheet and such statements of income being hereinafter referred to as the "Financial Statements"). Except as disclosed in the notes thereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods, are in accordance with the books and records of the Division, and fairly present the financial condition and results of operations of the Division and the results of operations of the Butyl Segment and the Non-Butyl Segment as of September 30, 1982 (the "Balance Sheet Date") and for the nine-month period then ended.

     6.7. UNDISCLOSED LIABILITIES. The Balance Sheet makes full and adequate provision for all obligations, liabilities or commitments (fixed and contingent) of the Division as of the Balance Sheet Date to the extent such obligations, liabilities and commitments would constitute Assumed Obligations. Immediately prior to the Closing on the Closing Date, neither Norton nor any of its Affiliates (including any Division Subsidiary) will have, and as a result of the Closing the Company will not assume, any obligations, liabilities or commitments (fixed or contingent) constituting Assumed Obligations except as provided in
Section 3.1.1, 3.1.2 and 3.1.3.

     6.8.    ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Exhibit 6.8 or to be set forth in the Closing Schedule, since the Balance Sheet Date, neither Norton nor any of its Affiliates (including the Division Subsidiaries) has, in respect of the Division: (a) suffered any material adverse change in, or the occurrence of any events which, individually or in the aggregate, have had, or is by Norton expected to have, a material adverse effect on, its financial condition, results of operations, properties or business or the value of the Division or the Assets; (b) incurred damage, loss or destruction in the amount of $50,000 or more in the aggregate from fire, storm or other casualty, whether or not covered by insurance; (c) incurred any obligation or liability (fixed or contingent) except (i) obligations incurred in the ordinary course of business as such business was conducted prior to the Balance Sheet Date, (ii) obligations and liabilities under the Contracts to the extent required thereby and (iii) obligations and liabilities under this Agreement; (d) made or granted any wage or salary increase to any employee in excess of $5,000 per year per employee or paid any bonus to any employee in excess of $5,000 per year, engaged any new officer or employee at an annual rate of compensation in excess of $30,000 per year, or entered into any employment agreement with any officer or employee involving an annual rate of compensation in excess of $30,000 or a period of employment not terminable within 30 days; (e) made any increase in or commitment to increase any employee benefits or adopted or made any commitments to adopt any additional employee benefit plans; (f) made or entered into any contracts or commitments to make any capital expenditures in excess of

$100,000; (g) mortgaged, pledged or otherwise encumbered any of its tangible or intangible assets; (h) sold, transferred or leased any tangible asset, acquired any material asset or property having a book value in excess of $20,000 or cancelled or compromised any debt or claim, except in each case in the ordinary course of business as such business was conducted prior to the Balance Sheet Date; (i) sold, assigned, transferred, or granted any rights under or with respect to, any of the Division Intangible Properties, licenses, agreements or any other intangible asset; (j) amended or terminated any Commitment; (k) waived or released any other right of material value; (1) deferred the payment of any expense or liability in anticipation of the consummation of the transactions contemplated hereby and the assumption of such expense or liability by the Company or (m) entered into any transaction not in the ordinary course of business as such business was conducted prior to the Balance Sheet Date.

     6.9. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. Except as otherwise set forth in Exhibit 6.9 or to be set forth in the Closing Schedule, and except for those Assets leased to Norton or a Division Subsidiary,
(a) Norton and the Division Subsidiaries, respectively, have good and marketable title to, and own outright, the Assets (which include all of the assets reflected on the Balance Sheet except as since sold or otherwise disposed of in the ordinary course of business) free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer, or other defects of any nature, except with respect to Real Estate, which may be conveyed subject to (i) the lien of current taxes and assessments not yet due and payable, (ii) such leases, easements, rights of way and restrictions of record, if any, which do not interfere with the current use or materially detract from the value of the properties of the Division or otherwise impair business operations, (iii) public utility easements servicing the property as may be disclosed on the surveys or in the title commitments issued to the Company contemplated in Section 11.6.1, and (iv) leases shown on Exhibit 6.10(b); and (b) the sale and delivery of the Assets pursuant hereto shall vest in the Company (to the extent such Assets are not owned by the Designated Subsidiary) good and valid title thereto, free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer, or other defects of any nature, except as set forth in clauses (a) (i) through (a) (iv) above. The Assets constitute all of the property and rights which Norton or any Division Subsidiary uses or otherwise owns or leases in the conduct of the business of the Division except as specified in Section 1.1.2. Except as otherwise set forth in Exhibit 6.9, or to be set forth in the Closing Schedule, neither Norton nor any Division Subsidiary has received any notice of violation, and no basis is known to Norton for any claim of violation, of any applicable law, zoning or other ordinance, regulation, order or requirement relating to the Assets or the operations of the Division, including, without limitation, any regulations or requirements under occupational health and safety laws (including the Occupational Safety and Health Act), environmental laws (including the Environmental Protection Act), or regulations of the Food and Drug Administration, which violation may result in the payment of a fine of more than $10,000 or materially adversely affect the ability of the Division to continue its businesses as presently conducted.

     6.10. PLANT FACILITIES AND EQUIPMENT, CONDITION. Exhibit 6.10(a) lists and describes all of the real property owned by Norton (in respect of the Division) or any Division Subsidiary; Exhibit 6.10(b) lists and describes all of the leases of real property leased by Norton (in respect of the Division) or any Division Subsidiary; and Exhibit 6.10(c) lists and describes each individual fixture or improvement having a depreciated book value in excess of $50,000 used or owned by Norton (in respect of the Division) or any Division Subsidiary, which Exhibit indicates the user of such property or equipment, whether it is owned or leased, and where it is located. Unless otherwise specifically indicated in Exhibit 6.10(a), (b) or (c) all such property is included in the Assets. All such property, and all equipment owned or used by the Division having a depreciated book value of $50,000 or more, (a) are in good condition and repair (ordinary wear and tear which are not such as to materially adversely affect the operations or the businesses of the Division excepted) and suitable for the uses for which intended and (b) to the knowledge of the executive officers of Norton, except as to be disclosed in the Closing Schedule, conform with all applicable laws, ordinances (including, without limitation, zoning ordinances), regulations, orders, and other requirements relating thereto currently in effect or (insofar as is known to Norton) scheduled to come into effect. The leases and other agreements or instruments under which Norton (in respect of the Division) or any Division Subsidiary leases or is entitled to the use of any real property are listed in
Exhibit 6.10(b) or (c) and are in full force and effect, and all rentals, royalties or other payments accruing thereunder before the date hereof have been duly paid. To the knowledge of the executive officers of Norton, neither Norton nor any Division Subsidiary has received any notice of any default under the terms or provisions, express or implied, of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any such properties are subject which has not been corrected, and Norton and the Division Subsidiaries enjoy peaceable and undisturbed possession under all such leases, agreements and instruments.

     6.11. INSURANCE. To the knowledge of the executive officers of Norton, there are no outstanding requirements or recommendations by (i) any insurance company that issued a policy with respect to any Assets which, if not followed, may result in cancellation of an insurance policy, (ii) by any Board of Fire Underwriters or other body exercising similar functions or (iii) by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any Assets or requiring or recommending any equipment or facilities to be installed on or in connection with any Assets. The workmen's compensation and unemployment insurance ratings and contributions of Norton (in respect of the Division) are set forth in Exhibit 6.11 or will be set forth in the Closing Schedule. Norton has no knowledge of any proposed increase therein, nor does it know of any condition or circumstances applicable to the businesses of the Division which might result in such increase.

     6.12.   AGREEMENTS, PLANS, ARRANGEMENTS, ETC.

             6.12.1. Except as set forth in Exhibit 6.12, neither Norton (in respect of the Division) nor the Division nor any Division Subsidiary is a party to, nor are any of the Assets bound, encumbered or affected by any:

             (a) lease agreement (whether as lessor or lessee) relating to personal property requiring the payment of rentals in excess of $15,000 per year or to any real property;

             (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademark trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

             (c) employment agreement (i) not terminable without liability to the employer upon notice to the employee of not more than 30 days, or (ii) providing compensation of more than $30,000 per year (including salary, bonuses and commissions) to any employee;

             (d) agreement for the sale of goods or services to any government or governmental authority involving the payment or receipt of more than $50,000;

             (e)  agreement with any labor union;

             (f) agreement with any distributor, dealer, sales agent or representative;

             (g)  joint venture or partnership agreement;

             (h) long term supply contract not cancellable without premium or penalty on six (6) months' notice or less;

             (i)  agreement for the borrowing or lending of money;

             (j) agreement with any bank, finance company or similar organization which acquires receivables from the Division or contracts for the sale of merchandise on credit;

             (k) agreement granting any Person a lien, security interest or mortgage on any property or asset, including, without limitation, any factoring agreement or agreement for the assignment of receivables or inventory;

             (l) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditure in excess of $50,000;

             (m)  advertising agreement;

             (n) agreement with any manufacturer or supplier with respect to discounts or allowances or extended payment terms or relating to the payment of a penalty, premium or similar charges if certain sales orders are not met or maintained;

             (o)  non-competition, secrecy or confidentiality agreement;

             (p) bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement, arrangement or practice providing employee or executive benefits;

             (q) fixed-price sale or supply agreements which extend for a period of twelve months or more after the Closing Date which individually average in excess of $20,000 per week;

             (r)  pension or retirement plan;

             (s) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another; or

             (t) other agreement or arrangement involving the payment or receipt of more than $50,000 in the aggregate or affecting the business or operation of the Division except written contracts for the purchase or sale of goods made in the usual and ordinary course of business as such business was conducted prior to the Balance Sheet Date.

Such agreements, indentures, mortgages, plans, policies, arrangements and other items required to be shown on Exhibit 6.12 are referred to herein collectively as the "Contracts". Exhibit 6.12 indicates which of the Contracts are included in the Assets (collectively the "Commitments").

             6.12.2. Each of the Commitments is valid, in full force and effect and enforceable by the Division in accordance with its terms, subject as to the enforcement of remedies (a) to applicable insolvency, bankruptcy or similar laws affecting the enforcement of creditors' rights generally and (b) to the scope of equitable remedies which may be available.

             6.12.3. Norton has previously furnished to SG complete and correct copies of the Contracts (or, where they are oral, complete and correct written summaries thereof) except for Contracts which are not material to the business or operations of the Division and do not contain materially onerous terms. Except as set forth in Exhibit 6.12 (a) there has not occurred any material default by Norton or any Division Subsidiary, or any event which, with the lapse of time and/or the election of any Person other than Norton or any Division Subsidiary, will become a material default, nor (insofar as is known to Norton) has there occurred any default by others or any event which constitutes, or with the lapse of time and/or the election of Norton or any Division Subsidiary, will constitute, a default under any of the Commitments, (b) to the best knowledge of the executive officers of Norton, no waiver or indulgence has been granted in respect of any of the Commitments by any of the parties thereto, (c) none of the Commitments is subject to renegotiation or refund by reason of events occurring or failing to have occurred prior to the date hereof or will have occurred or failed to occur prior to the Closing Date, and (d) no penalty, premium, damage or other payment is required to be paid by Norton or any Division Subsidiary in respect of failure to make any sales, purchase or other requirements under any of the Commitments.

             6.12.4. Except as set forth in Exhibit 6.12 or to be set forth in the Closing Schedule, there are no existing laws, regulations, orders or decrees or, insofar as is known to Norton, any proposed laws, regulations, orders or decrees which materially adversely affect or might materially adversely affect the rights of Norton or any Division Subsidiary under any of the Commitments by reason of the present ownership of the Assets by Norton and the Division Subsidiaries or the proposed transfer of ownership contemplated by this Agreement.

             6.12.5. Except as set forth in Exhibit 6.12, each of the Commitments to be assigned to the Company pursuant to this Agreement either is assignable to the Company without the consent of the other parties thereto or, with respect to any which may not be so assigned without such consent, the required consents are set forth in said Exhibit

6.12, and Norton has obtained, or will by the Closing Date obtain, each such consent except to the extent that contracts with government agencies, and permits and licenses with respect thereto, require assignments or novations.

     6.13.   INTANGIBLE PROPERTY.

             6.13.1. Exhibit 6.13 and the Closing Schedule set forth (a) all domestic and foreign patents and patent applications, trademarks and service marks and applications therefor, trade names, brand names and copyrights, and
(b) all permits, grants, immunities, agreements, franchises, licenses and other contractual or other rights running to or from Norton (exclusively in respect of the Division) or any Division Subsidiary relating to any of the intangible properties set forth in clause (a) above or to any trade secrets, inventions, or confidential information owned or used by Norton or any Affiliate and to the sale or distribution thereof, which (in the case of both clauses (a) and (b) above) are owned by, licensed to, or used by Norton (exclusively in respect of the Division) or any Division Subsidiary, or otherwise relate to, the businesses of the Division. The intangible properties required to be set forth in Exhibit
6.13 pursuant to clauses (a) and (b) above, together with all trade secrets, inventions and confidential information owned or used by Norton (exclusively in respect of the Division) or any Division Subsidiary in, or otherwise relating exclusively to, the businesses of the Division are hereinafter collectively referred to as the "Division Intangible Properties". Exhibit 6.13 and the Closing Schedule set forth, insofar as is known to Norton, all infringements of, current infringement investigations, threats of infringement of, claims by Norton or any Division Subsidiary of infringement of, or claims by Norton or any Division Subsidiary contesting or challenging the right, title or interest of any other Person in, any of the Division Intangible Properties.

             6.13.2. Insofar as is known to Norton, all of the Division Intangible Properties have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries or governmental entities to the extent any such registration, filing or issuance is required by law. Norton has no knowledge of any act or failure to act by Norton or any Division Subsidiary or by any of their employees, duly authorized attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Division Intangible Properties in any patent, trademark or copyright office, or of any other fact, which would make invalid or unenforceable, or negate the right to issuance of, any of the Division Intangible Properties.

             6.13.3. Except as set forth in Exhibit 6.13 or to be set forth in the Closing Schedule, Norton or one of the Division Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Division Intangible Properties. To the extent that Norton or any Division Subsidiary has made claims or charges required to be identified in Exhibit 6.13 or the Closing Schedule pursuant to
Section 6.13.1 above, Norton or the Division Subsidiaries have the right to make such claims or charges. Insofar as is known to Norton, and to the extent required to perfect title, all prior assignments, if any, of the Division Intangible Properties have been recorded in all appropriate patent, trademark or copyright offices and there are no breaks in the chain of title with respect to any of the Division Intangible Properties. Norton and the Division Subsidiaries do not use any of the Division Intangible Properties other than by the consent of the rightful owner thereof, and, except as set forth in Exhibit 6.13 or to be set forth in the Closing Schedule, the Division Intangible Properties and the use thereof are fully assignable (except as otherwise provided by law and so identified in Exhibit 6.13 or the Closing Schedule) and are free and clear of all liens or other encumbrances.

             6.13.4. Except as set forth in Exhibit 6.13 or to be set forth in the Closing Schedule, there are no outstanding or unresolved claims against Norton or any Division Subsidiary relating to any of the Division Intangible Properties or relating to (i) the infringement by Norton or any Division Subsidiary of any adversely held property of the type set forth in Section 6.13.1(a) above or (ii) the revocation, withdrawal, expiration or breach of any right of the type set forth in Section 6.13.1(b) above, and, except as set forth in Exhibit 6.13 or to be set forth in the Closing Schedule, neither Norton nor any Division Subsidiary has been notified of any such claim of any other Person or knows of any basis for the existence of any such claim.

     6.14. PERMITS; LICENSES; COMPLIANCE WITH LAWS, ETC. To the knowledge of the executive officers of Norton, all of the material permits, licenses, orders and approvals of federal, state, local or foreign governmental or administrative authorities that are required to permit Norton or any Division Subsidiary to carry on the businesses of the Division as currently conducted are listed in
Exhibit 6.14 and are in full force and effect. Except as set forth in Exhibit
6.14 or to be set forth in the Closing Schedule, such permits, licenses, orders and approvals held by or granted to Norton or any Division Subsidiary are assignable to the Company pursuant to the terms of this Agreement; and such permits, licenses, orders and approvals held by or granted to any Division Subsidiary will not be modified, suspended or cancelled as a result of this Agreement or the consummation of the transactions contemplated hereby; and no modification, suspension or cancellation of any of the foregoing permits, licenses, orders or approvals is pending or, insofar as is known to Norton, threatened. Neither Norton nor any Division Subsidiary is in material default under any governmental or administrative license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court which, in any case, affects the financial condition, results of operations, properties or businesses of the Division or the value of the Assets.

     6.15. LITIGATION. Except as set forth in Exhibit 6.15 or to be set forth in the Closing Schedule, there is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending or (insofar as is known to Norton) overtly threatened by or before any court or governmental or administrative authority or private arbitration tribunal against or relating to and materially and adversely affecting the Division or any of the Assets or the transactions contemplated by this Agreement; nor, insofar as is known to Norton, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or hearing which may have any material adverse effect upon the businesses of the Division, any Assets or the transactions contemplated by this Agreement. To Norton's knowledge, neither Norton nor any Division Subsidiary has waived any affirmative defense with respect to any liability relating to the Division. Except as set forth in Exhibit 6.15 or to be set forth in the Closing Schedule, there is no continuing order, injunction or decree of any court, arbitrator or governmental or administrative authority to which Norton (in respect of the

Division) or any Division Subsidiary or any of the Assets is a party or subject. Except as set forth in Exhibit 6.15 or to be set forth in the Closing Schedule, insofar as is known to Norton, none of the officers of the Division has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body in a proceeding from engaging in or continuing any conduct or practice in connection with the business engaged in by the Division.

     6.16. PURCHASE, SALE AND OTHER OBLIGATIONS. Since the Balance Sheet Date, all unfilled purchase, sales, rental and service orders and all other commitments for purchases, sales, rentals and services made by or on behalf of either Norton (in respect of the Division) or any Division Subsidiary have been made and will be made in the usual and ordinary course of business as such business was conducted prior to the Balance Sheet Date.

     6.17. BOOKS AND RECORDS. The books of account and other financial and corporate records of Norton (in respect of the Division) and the Division Subsidiaries are maintained in accordance with good business practices, and are accurately reflected in the Financial Statements, subject to the adjustments indicated therein. The minute books of the Designated Subsidiary as previously made available to SG and its counsel do not omit any information or actions which would materially interfere with the conduct of the business of the

Designated Subsidiary or give rise to any material obligation.

     6.18. UNION CONTRACTS, LABOR RELATIONS, ETC. Norton (in respect of the Division) and the Division Subsidiaries are each in material compliance with all laws concerning employment and employment practices, terms and conditions of employment, and wages and hours, and, to the knowledge of Norton, are not engaged in any unfair labor practice. Except as set forth in Exhibit 6.18 or to be set forth in the Closing Schedule, there are no age, sex or race discrimination complaints pending, or, insofar as is known to Norton, threatened against Norton (in respect of the Division) or any Division Subsidiary before any court, tribunal or agency nor, insofar as is known to Norton, does any basis for any such complaint exist. There is not pending, and there has not been, any strike, dispute, controversy or other labor trouble pending or, insofar as is known to Norton, threatened affecting Norton (in respect of the Division) or any Division Subsidiary nor, insofar as is known to Norton, does any basis therefor exist; no representation question exists concerning the employees of the Division; no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor exists with respect to the employees of the Division; and no collective bargaining agreement is binding upon Norton (in respect of the Division) or any Division Subsidiary, except as indicated in Exhibit 6.18 or to be set forth in the Closing Schedule.

     6.19.   EMPLOYEE BENEFITS.

             6.19.1. All obligations of Norton or any Division Subsidiary, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation and holiday pay, bonuses and other forms of compensation of any kind (i) which were payable to employees as of the Balance Sheet Date or properly accruable as at such date were paid or adequate accruals therefor were made in the Balance Sheet; and (ii) which will be payable to employees of the Division as at the Closing Date will be paid as at such date or adequate accruals therefor will be made in the books and records of the Division as at such dates.

             6.19.2. Except as set forth in Exhibit 6.19 or to be set forth in the Closing Schedule, neither Norton (in respect of the Division) nor any Division Subsidiary has any contingent or other obligation under any employment contract, collective bargaining agreement, executive employment or compensation agreement, deferred compensation plan, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, or other employee contract or nonterminable arrangement or any group insurance, group hospitalization, medical reimbursement or other employee benefit plan.

             6.19.3.   (a) Exhibit 6.19 and the Closing

Schedule include a correct and complete list of each "employee pension benefit plan" (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1974 which covers any employees of the Division (a "Plan"). Each such Plan is a "qualified plan" (within the meaning of Section 401 (a) of the Internal Revenue Code of 1954 (the "IRC")). A favorable determination letter as to qualification under Section 401 (a) of the IRC has been issued by the Internal Revenue Service (the "IRS") as to each of the Plans. Norton has delivered to SG, as to each Plan, a true and correct copy of (i) the most recent Form 5500 filed with the IRS and the Department of Labor, (ii) such Plan, (iii) each trust agreement and group annuity contract associated with such Plan, (iv) the most recent actuarial report or valuation relating to such Plan and (v) the summary plan description for each such Plan.

                       (b) With respect to each Plan which covers both employees of the Division and other employees of Norton, the portion of the total annual cost of each such Plan for the year 1982 shall be stated in Exhibit 6.19 or the Closing Schedule.

     6.20. POWERS OF ATTORNEY. Except as set forth in Exhibit 6.20 or to be set forth in the Closing Schedule, no Person has any power of attorney to act on behalf of Norton (in respect of the Division) or any Division Subsidiary in connection with any of the Division's properties or business af-fairs other than such powers to so act as normally pertain to the officers thereof.

     6.21. BANK AND SAFE DEPOSIT ARRANGEMENTS. Exhibit 6.21 sets forth a correct and complete list of each bank account and safe deposit box maintained by the Designated Subsidiary, and the names of all persons authorized to deal with such accounts and safe deposit boxes.

     6.22.   RESTRAINT ON OPERATIONS OR EXPANSION. Except as set forth in
Exhibit 6.22 or to be set forth in the Closing Schedule, neither Norton (in respect of the Division) nor any Division Subsidiary is a party to any agreement, whether oral or written, restricting, to any material extent, the continued operation of its businesses or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     6.23. INVENTORIES. The inventories reflected on the Balance Sheet or acquired thereafter and to be reflected in the final determination of Total Working Capital arose and will arise in the ordinary course of the business as conducted prior to the Balance Sheet Date, consist and will consist of items of a quality and quantity usable and salable in accordance with normal pricing practices in the ordinary course of business of the Division as conducted prior to the Balance Sheet Date, and the values at which such inventories are and will be carried are and will be stated at cost and on a first-in-first-out basis in accordance with generally accept-ed accounting principles consistently applied in accordance with the principles set forth in Exhibit 9.14.2.

     6.24. TAX MATTERS. To the knowledge of Norton, the Designated Subsidiary has prepared and filed with the appropriate United States, state and local governmental authorities and all foreign countries and divisions thereof, all tax returns required to be filed before the date hereof and will file all such tax returns required to be filed in respect of the periods ending on or prior to the Closing Date, and has paid, or will pay, all taxes shown on such returns to be or which are otherwise payable or which have or will become due pursuant to any assessment, deficiency notice, 30-day letter, or similar notice received by it or them. Norton has filed any and all information returns required to be filed with the Internal Revenue Service with respect to the Designated Subsidiary. To the knowledge of Norton, the appropriate Haitian authorities have completed examinations of the income tax returns or equivalents of the Designated Subsidiary through 1980. To the knowledge of Norton, the Designated Subsidiary has not executed or filed with the Internal Revenue Service or any other taxing authority (whether domestic or foreign) any agreement extending the period for assessment or collection of any income taxes or is a party to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of taxes.

     6.25. NO INTEREST IN PROPERTIES, COMPETITORS, ETC. Ex-cept as set forth in Exhibit 6.25 or to be set forth in the Closing Schedule, neither Norton nor any of its Affiliates, nor (insofar as is known to Norton) any of their respective officers or directors owns, directly or indirectly, more than 1% of the equity of, or is an employee, officer, director, or partner of, participant in, or consultant to, any Person which is a competitor, supplier, distributor, agent, customer, landlord, or tenant of the Division.

     6.26. CUSTOMERS, ADVERSE CONDITIONS. Norton has no knowledge of (a) any termination or cancellation of the business relationship of the Division with any of the customers or affiliated groups of customers whose purchases individually or in the aggregate accounted for more than $100,000 of the Division's net sales for the last two (2) years, or (b) any existing condition, state of facts or circumstances, except as set forth in Exhibit 6.26 or to be set forth in the Closing Schedule or relating to general economic conditions affecting business generally, which has affected adversely or will affect adversely the business of the Division with such customers or has prevented or will prevent such business from being carried on after the Closing Date in essentially the same manner as currently carried on.

     6.27. ACCOUNTS RECEIVABLE. The Division's receivables (accounts, notes and lease) reflected on the Financial Statements and to be reflected in the final determination of Total Working Capital arose and will arise in the ordinary course of business as conducted prior to the Balance Sheet Date from bona fide transactions and have been collected in full or are current and will be collectible in full at their face amounts (less the $103,000 applicable reserve reflected in the Balance Sheet) in the ordinary course of business.

     6.28. ACQUISITION AGREEMENTS. Exhibit 6.28 includes a correct and complete list of all agreements (collectively the "Acquisition Agreements") pursuant to which Norton (or any Division Subsidiary) acquired any of the businesses included in the Assets. Except as set forth in Exhibit 6.28, no default under any of the Acquisition Agreements has occurred and is continuing, and all of the rights of Norton and its Affiliates under the Acquisition Agreements are included in the Assets. Norton has previously delivered to SG and its counsel true copies of the Acquisition Agreements as currently in effect.

     6.29. FINDER. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Norton or any of its Affiliates.

     6.30. COMPANY'S SHARES. Norton is not a party to any shareholders' or other agreement, understanding, arrangement or commitment creating rights in any Person with respect to any shares of Class A Stock or Class B Stock or relating to the right to vote or transfer any shares of Class A Stock or Class B Stock, except as contemplated herein, in the Management Participation Agreement or the Commitment Letter (as defined in Section 11.12). The sale of shares of Class A Stock and Class B Stock and the delivery of the certificates representing such shares by Norton to SG pursuant to Article 4 will transfer to SG (or its designee) title thereto, free and clear of all claims, liens, charges and encumbrances created by Norton.

     6.31. OTHER INFORMATION. None of the documents which have been or may be furnished to SG in connection with the transactions contemplated hereby or in or pursuant to this Agreement or any certificate or other document or agreement required to be delivered pursuant hereto (an "Ancillary Document"), to the best knowledge of the executive officers of Norton, is or will be materially false or misleading, or contains or will contain any material misstatement of fact, in relation to the business of the Division, taken as a whole. To the knowledge of the executive officers of Norton, Norton has not willfully failed to disclose in any Exhibit hereto any information or disclosure which Norton intends or may be required to disclose in the Closing Schedule.

7. REPRESENTATIONS AND WARRANTIES OF SG

             SG hereby represents and warrants to each of the Company and Norton as follows:

     7.1. ORGANIZATION, ETC. SG is a company duly incorpo-rated under the laws of England and no winding up resolution has been passed with respect to SG as of the date hereof. SG has the corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     7.2. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and effectively authorized by the Board of Directors of SG. This Agreement has been duly and validly authorized, executed and delivered on behalf of SG and constitutes a valid and binding obligation of SG, enforceable in accordance with its terms, subject to the approval of the stockholders of SG referred to in Section 11.16 and subject further as to the enforcement of remedies (a) to applicable insolvency, bankruptcy or other similar laws affecting the enforcement of creditors' rights generally and (b) to the scope of equitable remedies which may be available.

     7.3. FINDER. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with SG or any of its Affiliates; nor has SG or any of its Affiliates had any dealings relating to this transaction with any firm, corporation, agency or other person that holds itself out as a finder or broker except Warburg Paribas Becker -- A.G. Becker ("Warburg").

     7.4. EFFECT OF AGREEMENT, ETC. Subject to the approval of the stockholders of SG referred to in Section 11.16, the execution, delivery and performance of this Agreement by SG and the consummation by SG of the transactions contemplated hereby will not, with or without the giving of notice and/or the lapse of time, (a) violate the Memorandum or Articles of Association of SG or any law, statute, rule or regulation (domestic or foreign) to which SG is subject; (b) violate any judgment, order, writ or decree of any court applicable to SG; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, the Memorandum of Articles of Association of SG, or any by-law, commitment, contract or other agreement or instrument to which SG is a party.

     7.5. GOVERNMENTAL AND OTHER CONSENTS, ETC. To the best knowledge of the executive officers of SG, no consent, authorization or approval of, filing with or exemption by, any governmental, public or self-regulatory body or authority (domestic or foreign) is required by SG in connection with the execution, delivery and performance by SG of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, except for filings under the HSR Act, FIRA, The London Stock Ex-change, the matters set forth in Exhibit 7.5, and any necessary clearance from the Office of Fair Trading that the matter will not be referred to the Monopolies and Mergers Commission.

8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company hereby represents and warrants to Norton as follows:

     8.1. ORGANIZATION, GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     8.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has previously furnished to Norton complete and correct copies of (a) its Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of Delaware, and (b) its By-Laws, as currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect, and the Company is not in violation of any of the material provisions thereof.

     8.3. AUTHORIZED CAPITALIZATION, OUTSTANDING SHARES. The authorized capitalization of the Company as of the date hereof consists of 1,000 shares of Class A Stock, of which 10 shares have been issued and are outstanding, and 1,280 shares of Class B Stock, none of which has been issued and is outstanding. All of the shares of Class A Stock and Class B Stock to be issued to Norton at the Closing, when issued and delivered by the Company pursuant to Section 2.2
(b), will be, and the 10 shares of Class A Stock previously issued to

Norton have been, duly authorized, validly issued, fully paid and nonassessable. Such issuance and delivery will transfer to Norton legal and valid title thereto, free and clear of all claims, liens, charges or encumbrances whatsoever, except as herein provided.

     8.4. NO RESTRICTIONS ON SECURITIES. The Company is not a party to any written or oral agreement creating rights in any person (a) with respect to shares of its Class A Stock, Class B Stock or any other equity securities of the Company, or (b) relating to the voting of shares of Class A Stock on any matter, except for this Agreement, the Management Participation Agreement, a voting trust agreement entered into in connection with the Management Participation Agreement and as contemplated in the Commitment Letter.

     8.5. OPTIONS, ETC. The Company does not have outstanding any option, warrant or other right to purchase or convert any obligation into equity securities of the Company or any other agreement to issue or sell any shares of capital stock or other equity securities of the Company.

     8.6. AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and effectively approved by the Board of Directors of the Company. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject as to the enforcement of remedies (a) to applicable insolvency, bankruptcy or other similar laws affecting the enforcement of creditors' rights generally and (b) to the scope of equitable remedies which may be available.

     8.7. EFFECT OF AGREEMENT, ETC. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice and/or the lapse of time, (a) violate any charter or by-law provision of the Company or its subsidiaries or any law, statute, rule or regulation (domestic or foreign) to which the Company or any of its subsidiaries is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company or any of its subsidiaries; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of their respective assets pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument to which the Company and its subsidiaries is a party or by which any of their respective assets is or may be bound or affected or from which the Company or any of its subsidiaries derives benefit.

     8.8. GOVERNMENTAL AND OTHER CONSENTS, ETC. To the best knowledge of SG, no consent, authorization or approval of, filing with or exemption by, any governmental, public or self-regulatory body or authority (domestic or foreign) is required by the Company or any of its subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, except for matters under HSR, FIRA, and the matters set forth in Exhibit 8.8.

9. COVENANTS OF NORTON

             Norton hereby covenants and agrees with each of the Company and SG as follows:

     9.1.    CONDUCT OF BUSINESS UNTIL CLOSING DATE. Except as set forth in
Exhibit 9.1, as permitted or required hereby, or as SG may otherwise consent in writing, between the date hereof and the Closing Date, Norton shall, and shall cause each Division Subsidiary to:

             9.1.1. operate the businesses of the Division only in the usual, regular and ordinary manner as such businesses were conducted prior to the Balance Sheet Date and, to the extent consistent with such operation, use its best efforts to (a) preserve the present business organization of the Division intact, (b) keep available the services of the present employees and management of the Division, and (c) preserve the present business relationships of the Division with customers, suppliers, and others having business dealings with it;

             9.1.2. maintain all properties used in the conduct of the businesses of the Division, whether owned or leased, in substantially the same condition as they now are (reasonable wear and tear and damage due to unavoidable casualty excepted);

             9.1.3. maintain the books, records and accounts of the Division in the usual, regular and ordinary manner, on a basis consistent with prior periods;

             9.1.4. duly comply with all laws applicable to the Division and to the conduct of its businesses (except to the extent that the failure to so comply will have no material adverse effect on the financial condition, results of operations, businesses of the Division or the value of the Assets);

             9.1.5. perform or cause to be performed all of the obligations of the Division without material default and pay and perform all current liabilities when due;

             9.1.6. not (a) amend its charter or by-laws in any manner which would adversely affect the transactions contemplated hereby or the businesses of the Division; (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity in a transaction, the result of which would adversely effect the transactions contemplated hereby or the businesses of the Division; or (c) change the character of the businesses of the Division;

             9.1.7. not (a) encumber, mortgage, subject to lien, or suffer any lien to be created on, any of the properties or assets of the Division; (b) sell, transfer or lease any material property or asset of the Division (other than inventory in the ordinary course of business as conducted prior to the Balance Sheet Date); (c) acquire or dispose of any fixed asset in excess of $50,000 in book value for or on behalf of the Division; or (d) incur any obligations in excess of $50,000 individually or $1,000,000 in the aggregate which would constitute Assumed Obligations other than purchase and sale orders, contracts or commitments entered into in the ordinary course of business as conducted prior to the Balance Sheet Date;

             9.1.8. not (a) enter into any employee agreement or similar arrangement, agreement or undertaking in respect of the Division (not terminable by it on thirty (30) days' notice or less without cost or liability) providing for compensation at an annual rate of compensation of $30,000 or more (except for any arrangement, agreement or understanding which will not constitute an Assumed Obligation); (b) pay or promise to pay, any bonus (excluding a bonus to any employee which is not more than 10% in excess of the bonus paid to such employee or employees of equivalent salary and position in the prior year), profit-sharing or special compensation to employees of the Division; (c) make any increase (excluding any merit or cost of living increases in the ordinary course of business as conducted prior to the Balance Sheet Date and aggregating not more than 10%) in the compensation payable or to become payable to any employee of the Division whose annual rate of compensation, giving effect of such increase, would aggregate $30,000 or more; or (d) employ any new employee in the Division at an annual basic rate of compensation of $30,000 or more;

             9.1.9. give SG immediate written notice of any material damage to the assets or properties of the Division by fire or other casualty;

             9.1.10.   not modify, change or terminate any of the Commitments;

             9.1.11. not sell, lease or otherwise dispose of (a) any of the assets or properties of the Division except in the ordinary course of business as conducted prior to the Balance Sheet Date or (b) all or any part of any of the Division Intangible Properties;

             9.1.12. not grant any power of attorney with respect to the businesses, properties or assets of the Division which will survive the Closing;

             9.1.13. not change the banking and safe deposit arrangements referred to in Section 6.21;

             9.1.14. not permit any Division Subsidiary to issue any securities or options or warrants to purchase any securities;

             9.1.15. not make, or permit any Division Subsidiary to make, any election with respect to taxes which would have a material adverse effect on the Division; or

             9.1.16. not knowingly permit the Division to engage in any transaction (including a distribution of assets) if such transaction would result in Total Working Capital on the Closing Date being less than $18,208,000.

     9.2. APPROVALS, CONSENTS, ETC. Norton shall, and shall cause each Division Subsidiary to, use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required to be obtained in order to effect the transactions contemplated hereby, and shall deliver to SG copies, reasonably satisfactory in form and substance to counsel to SG, of such approvals and consents, including, without limitation, any consents or approvals required under HSR or any of the other matters set forth in Exhibit 6.5 or consents required in respect of the Commitments (including contracts with any governmental authorities to be novated or assigned after the Closing Date).

     9.3. ACCESS TO PROPERTIES AND RECORDS. Norton shall, and shall cause each Division Subsidiary to, give to SG and to its counsel, accountants, and other representatives (and representatives of financial institutions expressing an interest in financing the Cash Purchase Price or providing working capital) full access during normal business hours to such of

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

its properties, personnel, books, tax returns, contracts, commitments and records as relate to the businesses of the Division or the assets and properties of the Division and shall furnish to SG and such representatives all such additional documents and financial and other information concerning the Division and such assets and properties as SG or its representatives may from time to time reasonably request. Norton shall permit Arthur Young & Company ("Arthur Young") to allow SG and its accountants to examine all records relating to the preparation, review and audits of the financial statements and tax returns relating to the Division that SG may reasonably request.

     9.4. ADVICE OF CHANGES. Between the date hereof and the Closing Date, Norton shall advise SG promptly in writing of any fact which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which would result in the breach by Norton of any representation or warranty or a material breach of any covenant or agreement hereunder.

     9.5. CONDUCT. Except as permitted or required hereby or as SG may otherwise consent in writing, Norton shall not, and shall cause each Division Subsidiary not to, enter into any transaction or take any action or omit any action which would result in any of the representations and warranties of Norton contained in this Agreement or in any Ancillary Document not being true and correct at and as of the time immediately after the occurrence of such transaction and on the Closing Date.

     9.6. DOCUMENTS. On or before the Closing Date, Norton shall (a) transfer and deliver, or cause to be delivered to the Company, the Books and Records; (b) execute and deliver to the Company the instruments of transfer and assignment referred to in Section 1.2 and the Cooperation Agreement and (c) deliver to the Company the documents referred to in Section 1.4.

     9.7.    NO COOPERATION. Unless this Agreement is terminated pursuant to
Article 5, neither Norton nor any of its representatives or agents shall directly or indirectly solicit or engage in discussions or negotiations with, or provide any non-public information to, or otherwise cooperate with, any other person or entity which seeks to, or expresses an interest in, acquiring all or any substantial part of the businesses or assets of the Division, or for the purpose of otherwise effecting a transaction inconsistent with the Company's acquisition of the Division, nor will Norton directly or indirectly enter into any agreement with or grant any option to any Person in connection with a transaction inconsistent with the Company's acquisition of the Division or SG's acquisition of the Company's securities. Norton shall promptly notify SG of any offer or proposal from any Person (other than unsolicited expressions of interest from brokers or agents acting on behalf of undisclosed principals) regarding the acquisition of the businesses or assets of the Division received by Norton of which any executive officer of Norton has knowledge.

     9.8.    NAME.

             9.8.1. Norton hereby grants the Company and any of its majority-owned subsidiaries, for no additional consideraton, the exclusive, non-transferable right to use the name "Siebe Norton" or such other name which includes the name "Norton" in conjunction with the name "Siebe" or "Gorman" as the Company shall determine until the earlier of (i) the termination of this Agreement pursuant to Article 5 or (ii) the sixth annual anniversary of the Closing Date.

             9.8.2. Norton hereby agrees that, on and after the Closing Date until the sixth annual anniversary thereof, the Company and its majority-owned subsidiaries, for no additional consideration, shall have the exclusive, non-transferable right to use the name (including any trademark or copyright) "Siebe Norton", or any other name which includes the name "Norton" in conjunction with the name "Siebe" or "Gorman" as the Company shall determine, with respect to products which are manufactured, sold, licensed or distributed by the Company or its majority-owned subsidiaries.

             9.8.3. Norton hereby agrees that, on and after the Closing Date until the third annual anniversary thereof, the Company and its majority-owned subsidiaries, for no additional consideration, shall have the exclusive non-transferable right to use the word trademark "Norton" with respect to their respective products which are part of the existing businesses of the Division and to use the trademark "Norton" and related logos with respect to molds included in the Assets. Without limiting the foregoing, Norton agrees that the Company and its majority-owned subsidiaries shall have the right in connection with the disposition of inventory in the normal course of business, to use any packaging inventory and any trade literature, brochures or bulletins included in the Assets which contains any trademark, copyright or logo of Norton or any of its Affiliates without payment of any royalty or charge of any kind.

             9.8.4. At any time on or after the Closing Date, Norton will, without further consideration, execute and deliver such agreements, consents and instruments as the Company shall request (including a trademark license agreement) in order to further implement the provisions of Section 9.8.

     9.9. COMPANY ACTIVITIES. Except as permitted or required hereby, or as SG may otherwise consent in writing, between the date hereof and the Closing Date or the termination of this Agreement pursuant to Article 5, Norton shall not take any action which would permit the Company (a) to amend or otherwise change its Certificate of Incorporation or By-Laws, (b) to issue or sell or authorize for issuance or sale any securities of the Company or any options or warrants to purchase any securities of the Company, or (c) to engage in any transaction or incur any liability.

     9.10.   PAYROLL TAX. A clean cut off of payroll tax reporting

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

will be made at the Closing Date with Norton paying, and causing its Division Subsidiaries to pay, over to the federal, state and city governments those amounts respectively withheld before the Closing Date. Norton also agrees to issue, and to cause its Division Subsidiaries to issue, by the date prescribed by the applicable regulations, Forms W-2 for wages paid before the Closing Date.

     9.11. RETENTION AND ACCESS TO BOOKS AND RECORDS. From and after the Closing Date, Norton and its Affiliates shall maintain their respective books, accounts and records which relate to the Division and which are not to be transferred to the Company on the Closing Date, in the usual, regular and ordinary manner, and in accordance with Norton's document retention policies. Norton shall afford to the Company and to its counsel, accountants and other representatives full access during normal business hours to all of the books, tax returns, contracts, commitments and records of Norton and its Affiliates and shall, upon request, furnish to the Company copies of all such documents and information with respect to the Division.

     9.12. TRADE SECRETS. From and after the Closing Date, Norton shall keep confidential and not disclose or use for its own account, and shall use its best efforts to cause its Affiliates and their respective counsel, accountants or their representatives to keep confidential and not disclose or use for their own account any confidential non-public information

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

about the businesses of the Division or the Company (or any subsidiary of the Company) except for information which is publicly available or any disclosure which may, in the opinion of counsel to Norton, be required by law.

     9.13. SERVICES, ETC. Norton agrees to make available to the Company and its subsidiaries for a reasonable period of time after the Closing Date and at rates it currently charges the Division (but in no event more than rates which it would charge in an "arm's length" transaction) services it currently provides the Division, including, but not limited to, computer services, use of data processing and other computer software programs, use of office facilities (including sales offices, and regional offices and warehouse facilities) and use of other facilities and vehicles.

     9.14.   PURCHASE PRICE REFUND.

             9.14.1. In order to induce SG to enter into this Agreement and purchase shares of the Company's capital stock, Norton hereby covenants (a) to make the refund of the purchase price referred to in Section 9.14.4.1 below if Consolidated Pre-Tax Income of the Company (as defined below) from the Closing Date through March 31, 1985 inclusive is not as required by said Section for such period, and (b) to make the Supplemental Payments referred to in Section
9.14.4.2 below if Consolidated Pre-Tax Income is not as required by said Section for the specified periods.

             9.14.2.   For purposes of this Section 9.14,

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

"Consolidated Pre-tax Income" for a specified period shall mean the consolidated net income before taxes of the Company and its subsidiaries determined in accordance with generally accepted accounting principles in the United States applied on a basis consistent with those of the Division for prior periods as set forth in Exhibit 9.14.2, but excluding the following items:

              (i)     any charges of SG except:

                      (a) charges relating to any arrangements between SG and Norton and/or any Division Subsidiary in effect as of the date hereof relating to the use, sale, licensing, manufacture or distribution of goods or services of, by or for Norton or any Division Subsidiary; and

                      (b) new business development expenses of the Company or any of its subsidiaries paid or payable to SG to the extent that such expenses result in losses to the Company;

              (ii) any new business development expense incurred by the Company or its subsidiaries (other than the expenses referred to in subclause (i) (b) above) which are not consistent with the current business plans of the Division set forth in Exhibit 9.14.2.(ii) to the extent that the amount of pre-tax earnings, if any, of the Company and its subsidiaries resulting from or attributable to such expense (without giving effect to such expense) is less than the amount of such expense;

              (iii) all charges for interest on monies borrowed (and related commitment, standby and arranging fees) by the Company and its subsidiaries to finance the payment of (x) the Cash Purchase Price and (y) working capital requirements of up to $2,800,000 (it being agreed that such interest charges and fees relating to working capital requirements in excess of $2,800,000 shall not be excluded from Consolidated Pre-tax Income);

              (iv) any additional charges for depreciation or amortization of the Assets resulting from a write-up of their book value by the Company in excess of the book value of such assets on the books and records of the Division as of the Balance Sheet Date;

              (v) charges for amortization of goodwill, if any, arising by reason of the acquisition of the Division by the Company;

              (vi) any losses or gains relating to extraordinary non-operating items relating to the sale of all or a substantial portion of the assets of the Company and its subsidiaries, discontinuance of one or more of the businesses of the Division or other matters not relating to the day-to-day operations of the Division as such operations were conducted prior to the Balance Sheet Date; PROVIDED, HOWEVER, that any losses or gains relating to the discontinuance of the Division's businesses in Canada shall be excluded from Consolidated Pre-tax Income only if such losses or gains are determined to be extraodinary items in accordance with generally accepted accounting principles consistently applied;

              (vii) any expenses and fees of investment bankers, accountants, lawyers, appraisers or other outside consultants incurred in connection with the acquisition of the Division by the Company hereunder; and

              (viii) any income received by the Company or its subsidiaries in respect of orders placed by Norton and any of its Affiliates directly or indirectly for their own account or otherwise outside the ordinary course of business of the Division as has been heretofore conducted.

For purposes of computing Consolidated Pre-tax Income, there shall be included as an expense (whether or not required for generally accepted accounting principles) any loss of revenue to the Company or increase in reserves arising by reason of the failure of the Company to collect any of the accounts receivable included in the Assets or sell any of the inventory included in the Assets by March 31, 1984 (in the case of such accounts receivable) or March 31, 1985 (in the case of such inventory) at the full value at which such accounts receivable or such inventory was carried (less the relevant reserve) for purposes of computing Total Working Capital.

             9.14.3. Consolidated Pre-tax Income for the period from the Closing Date through March 31, 1984 ("Primary Consolidated Pre-tax Income") and Consolidated Pre-tax Income for the Period from the Closing Date through March 31, 1985 ("Aggregate Consolidated Pre-tax Income") shall be determined initially by the Company Accountants. The Company Accountants shall notify the Company, SG and Norton as promptly as practicable of such determination (the "Initial Determination"). If the Norton Accountants disagree with the Initial Determination and deliver to SG, within thirty (30) days after the delivery to Norton of the Initial Determination by the Company Accountants, a statement explaining in reasonable detail its disagreement with the Company Accountants, and if SG and Norton cannot reach an agreement with respect to the matters in dispute within fifteen (15) days thereafter, such amount shall be determined by another firm of national independent public accountants mutually acceptable to SG and Norton (the

"Arbitrators"). If, within sixty (60) days after Norton has received a copy of the Initial Determination, SG and Norton are unable to agree on the identity of the Arbitrators or to obtain the agreement of or any such firm to serve, the Arbitrators shall be designated by the President of the American Arbitration Association as promptly as practicable. The fees and expenses of the Company Accountants incurred in connection with the Initial Determination shall be borne by the Company. The fees and expenses of the Company Accountants thereafter incurred in connection with resolving any disagreement with the Norton Accountants or the Arbitrators shall be borne by SG, and fees and expenses of the Norton Accountants shall be borne by Norton. The fees and expenses of the Arbitrators shall be paid one-half by SG and one-half by Norton. The Company shall grant the Norton Accountants and the Arbitrators such access to the facilities and books and records of the Company and its subsidiaries as they may reasonably request in order to make their respective determinations.

             For purposes of this Section 9.14, the "final determination" of Consolidated Pre-tax Income shall mean the Initial Determination (a) unless the parties hereto agree to a different determination, in which case their determination shall constitute the final determination of such amount and (b) if the parties fail to resolve any disagreement concerning Consolidated Pre-tax Income and if, in accordance with the procedures set forth in this
Section 9.14.3, the Arbitrators
determine Consolidated Pre-tax Income, the determination of the Arbitrators shall constitute the final determination of such amount. The date on which Consolidated Pre-tax Income is finally determined is hereinafter referred to as the "Determination Date".

     9.14.4.

             9.14.4.1. Norton agrees that if Aggregate Consolidated Pre-tax Income, as finally determined under Section 9.14.3, shall be less than $18,675,000 multiplied by a fraction, the numerator of which shall be the number of days from the Closing Date to March 31, 1985 and the denominator of which shall be 820, Norton shall refund to SG an amount equal to 200% of such deficiency (the "Obligation"), provided that the maximum amount which Norton shall be required to pay in respect of the Obligation shall not exceed $5 million. Norton shall satisfy the Obligation on the tenth (10th) business day following the Determination Date either by paying to SG the amount thereof in cash or for each $19,230 in principal amount of the Obligation which Norton elects to pay in securities and not cash, by transferring to SG for its account (subject to any lien of the Bank on such securities) a Unit of Company shares, each such Unit to consist of one share of Class A Stock and 1.423 shares of Class B Stock (adjusted by cash payments to avoid the transfer of fractional shares), except that (a) if at the time of such transfer, Norton and its Permitted Transferees do not own (or in connection therewith transfer to SG all of their) Class B Shares, each Unit thereafter transferred shall consist of 3.846 Class A Shares, (b) if at the time of such transfer, Norton and its Permitted Transferees do not own (or in connection therewith transfers to SG all of their) Class A Shares, each Unit therewith transferred shall consist of 1.923 Class B Shares (adjusted by cash payments to avoid the transfer of fractional shares) and (c) provided further that the transfer of Class A Stock or Class B Stock or its interests therein as pledgor as contemplated by the Commitment Letter by Norton to SG pursuant hereto shall satisfy the Obligation notwithstanding that any such Stock shall be subject to the lien of the Bank as contemplated by the Commitment Letter. Notwithstanding the foregoing, it is agreed that if the Bank shall foreclose upon any Class A Stock or Class B Stock of Norton pledged to secure the Loan, and transfer such Stock to a third person or retain such Stock for the Bank's own account, Norton shall be entitled, in lieu of transferring such Stock to SG pursuant to the preceding sentence as part of a Unit, to transfer to SG the net proceeds, if any, received by Norton in connection with such foreclosure. For purposes of computing cash payments in lieu of fractional shares, Class A Stock shall be valued at $5,000 per share and Class B Stock shall be valued at $10,000 per share. The shares included in any Unit so transferred by Norton to SG shall be endorsed in blank and be accompanied by such other evidence of transfer as SG may reasonably request

(subject, in any case, to the lien of the Bank, and if by reason of such lien Norton is unable to transfer certificates evidencing such Stock, Norton shall transfer to SG, by appropriate documentation, all of Norton's right, title and interest, if any, in and to such Stock, subject as aforesaid to the Bank's lien).

             If Norton elects to transfer Units to SG in payment, in whole or in part, of the Obligation, SG may require Norton to deliver to it, in lieu of Units, a 12% demand promissory note in the form of Exhibit 9.14 hereof (the "Demand Note") in the principal amount of $19,230 for each such Unit Norton elects to deliver. SG shall have the right to require Norton to deliver such Demand Note in lieu of Units by so advising Norton within five (5) business days after Norton notifies SG in writing of its election to deliver all of Norton's right, title and interest in and to Units in payment of the Obligation in whole or part, and Norton shall notify SG in writing of its election to satisfy the Obligation in cash or Units within 5 business days following the Determination Date.

             Upon SG's demand for payment of the Demand Note, Norton shall satisfy its obligation thereunder either by paying the unpaid principal amount thereof plus accrued interest thereon in cash or by (i) transferring to SG shares of Class A Stock and Class B Stock (subject to the lien of the Bank) which for this purpose shall be valued as though Norton was exercising its rights under Section 14.6.2 (whether or not the Demand Note is required to be paid within the option periods specified in Section 14.6.2) and
(ii) to pay any deficiency in cash; PROVIDED, HOWEVER, that regardless of the amount owing in respect of the Demand Note and the values of shares determined under Section 14.6.2, Norton shall be deemed to extinguish all of its obligations under the Demand Note (including interest thereon) if in response to a demand for payment, it delivers to SG (subject to the lien of the Bank) all of the interest of Norton and the Norton Shareholders in shares of Class A Stock and shares of Class B Stock plus, if any of such shares have been sold by the Bank to a third party in connection with a foreclosure of the Loan, the net proceeds, if any, received by Norton and the Norton Shareholders in connection with such foreclosure.

             Any transfer of shares of Class A Stock or Class B Stock by Norton to SG under this Section 9.14.4.2 shall satisfy the Obligation or the Demand Note, as the case may be, in whole or in part, only if such transfer conveys to SG legal and valid title to such shares free and clear of all liens, claims, charges and encumbrances whatsoever other than the Bank's claim with respect to such shares as contemplated in the Commitment Letter. For purposes of this
Section 9.14.4.1, net proceeds shall mean the gross proceeds received (I.E., cash plus the fair market value of other property as of the date of receipt) less legal expenses and brokerage

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fees incurred in connection with such sale.

             9.14.4.2. In addition to SG's rights under Section 9.14.4.1 above, Norton shall make the following refunds to SG:

                  (a) if Primary Consolidated Pre-tax Income is less than $10,375,000, multiplied by a fraction, the numerator of which shall be the number of days from the Closing Date to March 31, 1984 and the denominator of which shall be 455, Norton shall pay SG an amount (a "Supplemental Payment") equal to 200% of such deficiency multiplied by 8.8%; and

                  (b) if Aggregate Consolidated Pre-tax Income is less than $18,675,000, multiplied by a fraction, the numerator of which shall be the number of days from the Closing Date to March 31, 1985 and the denominator of which shall be 820, Norton shall pay SG an amount (also a "Supplemental Payment") equal to 200% of such deficiency multiplied by 8.8%.

Any Supplemental Payment(s) shall be payable by Norton promptly after the Determination Date relating to the determination of Aggregate Consolidated Pre-Tax Income; PROVIDED, HOWEVER, that if for any reason whatsoever, including the failure or

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inability of the Company Accountants to promptly make the Initial Determination, the Determination Date is later than, or if any such Supplemental Payment is not paid in full, on or prior to, June 15, 1985, each such Supplemental Payment shall bear interest computed at the rate of 8.8% per annum computed monthly from and including June 16, 1985 until the date of payment thereof. Each Supplemental Payment, if any, shall be paid by Norton transferring immediately available funds by wire transfer to such bank account of SG in the United States as SG shall designate. Any Supplemental Payment(s) shall not be included as part of the $5,000,000 maximum for the Obligation set forth in Section 9.14.4.1 above, but the aggregate amount of all Supplemental Payments shall not exceed $880,000 plus interest computed as provided above.

             9.14.5. If the amount of the Obligation is less than $5,000,000, the Company shall, upon receipt of payment of the Obligation, assign to Norton, without recourse, representation or warranty the Company's interest in any unpaid account receivable included in the Assets as of the Closing Date to the extent it has been determined that such account receivable is not collectible (over and above bad debt reserve therefor provided in the determination of Total Working Current Assets) and has been written off for purposes of determining Total Working Capital or Consolidated Pre-tax Net Income.

     9.15.   MANAGEMENT PARTICIPATION AGREEMENT. Norton shall

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perform its obligation to lend funds to, or guarantee loans to, the Management
Group as required under the Management Participation Agreement.

     9.16. PAYMENT OF LIABILITIES. Norton agrees to pay any indebtedness or obligations which give rise to a lien, encumbrance or other charge on any of the Assets (such as mortgages, Industrial Revenue Bonds, or mechanics liens) so that at the Closing, such Assets will be transferred to the Company free and clear of any such lien, encumbrance or charge, or Norton shall make other arrangements satisfactory to SG in respect of any such indebtedness or obligations.

     9.17. BANK AGREEMENT. Norton shall pledge its Class A Stock and Class B Stock to the Bank to secure the Loan as contemplated by the Commitment Letter to the same extent and on the same conditions as SG.

10.  COVENANTS OF THE COMPANY AND SG

             The Company and SG hereby jointly and severally covenant and agree with Norton as follows:

     10.1. TRADE SECRETS. In the event that the transactions contemplated by this Agreement are not consummated, SG agrees to keep confidential and not to disclose subsequently any information about the businesses of the Division which may come to its attention in the course of its examination of the Division, except for information which is publicly available or for any disclosure which may, in the opinion of counsel to SG, be required by law or stock exchange rules.

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     10.2.   ADVICE OF CHANGES. Between the date hereof and the Closing Date, the Company and SG shall advise Norton promptly in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or would result in the material breach by the Company or SG of any representation or warranty or a material breach of any covenant or agreement hereunder.

     10.3. MANAGEMENT PARTICIPATION AGREEMENT. SG shall perform its obligation to lend funds to, or guarantee loans to, the Management Group as required under the Management Participation Agreement.

     10.4. COMPANY ACTIVITIES. Except as permitted or required hereby, or as Norton may otherwise consent in writing, between the date hereof and the Closing Date or the termination of this Agreement pursuant to Article 5, the Company shall not take any action, and SG shall not take any action which would permit the Company (a) to amend or otherwise change the Certificate of Incorporation or By-Laws of the Company, (b) to issue or sell or authorize for issuance or sale any securities of the Company or any options or warrants to purchase any securities of the Company, or (c) to engage in any transaction or incur any liability.

     10.5. CONDUCT. From or after the date hereof, the Company shall, and SG shall use its best efforts to cause the Company to:

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                    (a)  subject to Section 9.12, afford to Norton and to its
     counsel, accountants and other representatives full access during normal business hours to the books and records of the Company and its subsidiaries;

                    (b) subject to Section 9.12, promptly furnish to Norton a copy of all financial information and reports which the Company and its subsidiaries furnish to bank and institutional lenders;

                    (c) not take any action to change the rights of the Class A Stock or Class B Stock without the prior written consent of Norton; and

                    (d) to advise Norton of any capital expenditures by the Company to the extent Norton may reasonably request;

PROVIDED, HOWEVER, that the obligations of SG and the Company under this Section
10.5 shall terminate in the event and at the time that Norton and its subsidiaries own less than ten percent (10%) of the outstanding shares of Class A Stock and PROVIDED, FURTHER, that at all times after any termination of the obligations of SG and the Company under this Section 11.5, the Company shall, and SG shall cause the Company to, afford to Norton and to its counsel, accountants and other representatives such access as Norton may reasonably request during normal working hours to the books and records of the Company and its subsidiaries relating to events occurring prior to the Closing Date to the extent such request relates

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to government, tax or other audits of, or claims against, Norton or its subsidiaries.

     10.6. COOPERATION AGREEMENT. On or prior to the Closing Date, the Company shall execute and deliver to Norton the Cooperation Agreement.

     10.7. FURTHER ASSURANCES. The Company and SG shall each use their best efforts to assure that the conditions set forth in Article 12 are satisfied by the Closing Date.

     10.8. TRANSACTIONS BETWEEN SG AND THE COMPANY. SG agrees that as long as Norton remains a shareholder of the Company, SG will not, nor will it permit any of its Affiliates, to engage in any transaction with the Company or any of its subsidiaries (including transactions involving the purchase and sale of goods or the sharing or licensing of technology) except on terms no more favorable to SG than would prevail in an arm's-length transaction with a third party.

     10.9. BANK AGREEMENT. SG shall pledge its Class A Stock and Class B Stock to the Bank to secure the Loan as contemplated by the Commitment Letter to the same extent and on the same conditions as Norton.

11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SG

     The respective obligations of the Company and SG hereunder are subject to the fulfillment at the Closing of each of the following conditions in form and substance satisfactory to SG:

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     11.1.   ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Norton or any of its Affiliates contained in this Agreement or any Ancillary Document shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (I.E., a representation that a state of facts exists on or as of the date hereof shall be deemed to be a representation that such state of facts exists on or as of the Closing Date, and a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof shall be deemed to be a representation that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by the transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date.

     11.2. AGREEMENTS. Norton and its Affiliates shall each have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement or any Ancillary Document.

     11.3.   LITIGATION, ETC.

             11.3.1. Except as set forth in Exhibit 6.15, no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or (insofar

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as is known to Norton) threatened against or affecting the Company, Norton, any
Division Subsidiary, SG, or any of their respective Affiliates or any of the Assets, which (a) might result either in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or (b) involves materially and adversely this Agreement, SG or the Company, or any of the Assets, or the Company's ownership, use or enjoyment of any thereof, in whole or in part, or SG's investment in Class A Stock or Class B Stock.

     11.3.2. No violation shall exist of any law, statute, ordinance or regulation, the enforcement of which would materially and adversely affect the Company's ownership, use or enjoyment of any of the Assets or the financial condition, results of operations, prospects or businesses of the Division.

     11.3.3. No law, regulation or decree shall have been adopted or shall have become effective the enforcement of which would materially and adversely affect SG's investment in the Company, or the Company's ownership, use and enjoyment of any of the Assets or the financial condition, results of operations, businesses or prospects of the Division, or the ability of the Company or SG to consummate the transactions contemplated by this Agreement.

   11.4. OFFICERS' CERTIFICATE. The Company and SG shall each have received a certificate of the Group Vice President-Engineering Materials and the Chief Accounting Officer

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of Norton, dated the Closing Date, satisfactory in form and substance to SG and its counsel, certifying as to (a) the fulfillment of the matters specified in Sections 11.1 through 11.3 and (b) the providing of the information, if any, required to be furnished to the Company and SG pursuant to Section 9.4.

     11.5. SECRETARY'S CERTIFICATE. The Company and SG shall each have received an accurate certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Norton which sets forth and certifies the accuracy and completeness of the resolutions adopted by the Board of Directors of Norton approving this Agreement and the transactions contemplated hereby.

     11.6.   LIEN SEARCH; TITLE POLICY; ETC.

             11.6.1.   With respect to each Parcel of Real Property:

                  (a) The Company and SG shall have received from Lawyers Title Insurance Company ("LTIC"), LTIC's unconditional commitment to issue to the Company, upon payment of the standard premium, an Owner's title insurance policy (on ALTA Owner's Form 1970-B, revised 10/17/70, or equal) in the amount designated by SG for such Parcel, such policy to insure the Company's fee simple indefeasible title, free and clear of all liens, rights to liens and tenancies of every kind and nature, excepting only: (i) liens for current taxes and assessments not yet due and payable; (ii) such leases, easements, rights

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        of way and restrictions of record which do not, in the judgment of SG's counsel, materially interfere with or impair the present business operations now conducted on the Parcel so insured; (iii) public utility easements servicing the property as may be disclosed on the survey or in the title commitment issued to the Company; (iv) leases shown on Exhibit 6.10(b); and (v) other leases which do not, in the reasonable judgment of SG's counsel, materially interfere with or impair the present business operations now conducted on such parcel so insured; and

                  (b) The Company and SG shall have received a survey, prepared and certified to LTIC by registered land surveyors satisfactory to LTIC for each such parcel, which survey does not disclose any fact which could impair the marketability of the property or render the property unsuitable for its present use.

             11.6.2. With respect to each Lease, Norton shall have delivered to the Company the right of occupancy under such Lease and a duly executed consent for each party to such Lease whose consent is required as a condition of any assignment or transfer of the Division's interests thereunder.

             11.6.3.   With respect to each parcel of Real Estate:

                  (a) The Company and SG shall have received a report, satisfactory to SG and SG's counsel, from LTIC or a reputable lien search company indicating that, with

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        respect to each parcel: (i) such company has reviewed appropriate recording files of financing statements, conditional sales contracts, chattel mortgages, lease agreements, notices of assignment of accounts receivable, factors, liens, trust receipts and federal and state tax liens and (ii) that there are no liens, mortgages, encumbrances, charges or other rights of third parties of record as of a date not more than ten days before the Closing Date with respect to any personal or mixed property included in the Assets, other than those which will be discharged at Closing or, with respect to any such parcels which are leased to the Division, the lease in respect of such parcel indicated in
        Exhibit 6.10(b); and

                  (b) Norton shall have delivered to the Company all correspondence, exhibits, appraisals, plans and specifications relating to such parcel which are in the possession or control of Norton or any of its Affiliates.

             11.6.4 The Company shall bear all title insurance premiums, survey costs, recordation costs, documentary charges and similar costs imposed on or arising out of the sale or transfer of the Assets from Norton to the Company, except that Norton shall bear the cost of correcting any defect in title necessary to permit Norton to convey the real property listed in Exhibit
6.10 and owned by Norton or a Division

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Subsidiary to the Company and the cost of obtaining all consents necessary in connection with such conveyance or the assignment of any lease in respect of the Division's real property which is leased.

     11.7. OPINION OF NORTON COUNSEL. The Company and SG shall each have received an opinion of Wallace F. Whitney Jr., Chief Legal Counsel of Norton, addressed to the Company and SG, dated the Closing Date, to the effect set forth in Exhibit 11.7 hereto

     11.8. GOVERNMENT CONSENTS. The Company, Norton, the Division Subsidiaries and SG (and their respective Affiliates) shall have obtained all consents of governmental or administrative authorities (domestic or foreign), including the Office of Fair Trading, required or advisable in connection with the consummation of the transactions contemplated hereby, or other arrangements satisfactory to SG shall have been made so that the Company shall succeed to the businesses and properties of the Division.

     11.9. HSR WAITING PERIODS. All applicable waiting periods under the HSR Act shall have expired.

     11.10. EMPLOYMENT CONTRACTS. The Company shall have entered into employment contracts, in form and substance satisfactory to SG and its counsel, with such senior executives of the Division as SG may designate.

     11.11. MANAGEMENT PARTICIPATION AGREEMENT. The Management Participation Agreement in form and substance satisfactory

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to SG shall have been executed. Each member of the Management Group and Norton shall have performed and complied with all of his or its respective covenants, obligations and agreements to be performed or complied with by him or it on or prior to the Closing Date under the Management Participation Agreement.

     11.12. FINANCING. Pursuant to the commitment letter (the "Commitment Letter") dated November 30, 1982, as amended on December 6, 1982, from Chemical Bank (the "Bank"), the Company shall have entered into a loan agreement with the Bank on terms, covenants and conditions satisfactory to SG providing for the making of $35,000,000 in loans to the Company in respect of the Cash Purchase Price plus related expenses to effect the transactions contemplated hereby and contemplated initial working capital requirements, the conditions precedent to the making of such loans pursuant to such loan agreement shall have been fulfilled and the proceeds of such loans shall be freely available at the Closing to the Company.

     11.13. GOVERNMENT CONTRACTS. The Company shall have received assurances satisfactory to SG and its counsel that (a) all existing contracts or contracts subsequently awarded relating to the products or services of the Division with any government or governmental authority will be promptly assigned to the Company after the Closing Date, without material change, (b) novation arrangements on terms and conditions satisfactory to SG and its counsel with respect to such

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contracts will be promptly consummated or (C) Norton shall enter into a lawful undertaking pursuant to which it will be able, by subcontracting, subleasing or other arrangements, to transfer to the Company the benefits of such contracts on terms and conditions satisfactory to SG.

     11.14. COMPLETION OF ACQUISITION REVIEW. SG shall have completed to its satisfaction its acquisition review of (i) the businesses, financial condition, operations, properties, asset values and prospects of the Division, including its operations for the nine months ended September 30, 1982 and the year ending December 31, 1982, and (ii) the information contained in the Exhibits hereto relating to the Division.

     11.15. SG FUNDING. All of the Ordinary Shares to be issued under the Letter of Allotment shall have been listed on The London Stock Exchange, Norton shall have renounced its interest in such Ordinary Shares, and SGW shall have arranged for the placement of such Ordinary Shares at a price, and on other terms and conditions, satisfactory to SGW.

     11.16. SHAREHOLDER APPROVAL. The holders of at least a majority of the outstanding Ordinary Shares of SG voting thereon shall have duly authorized and approved resolutions which SG believes are necessary or desirable to adopt in connection with the transactions contemplated hereby including the issuance of the Ordinary Shares under the Letter of Allotment.

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     11.17.  POWERS OF ATTORNEY. The Company shall have received powers of attorney, satisfactory in form and substance to SG and its counsel, giving the Company the authority to act on behalf of Norton and in its name, place and stead with respect to all of the Assets and all of the Commitments assumed by the Company pursuant to the terms hereof, to the extent permitted by law.

     11.18. MANAGEMENT CERTIFICATE. SG shall have received a certificate of John W. Prohaska and John W. Lynch, dated the Closing Date, certifying, to the best of their knowledge, that (i) the representations and warranties relating to the Division in Article 6 are true and correct as of the Closing Date and (ii) Norton and the Division Subsidiaries have complied with all of the covenants and agreements set forth in Sections 9.1, 9.4 and 9.5 to be complied with by them on or before the Closing Date.

     11.19. CLOSING SCHEDULE. Norton shall have delivered to the Company and SG a schedule (the "Closing Schedule") supplementing the Exhibits hereto in form, scope and substance satisfactory to SG and its counsel, and such Schedule shall not disclose any information which SG believes to be materially adverse to the business, condition or prospects of the Division or the Company

     11.20. ACTIONS, PROCEEDINGS, ETC. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental

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thereto and all other related legal matters shall have been reasonably satisfactory to SG and its counsel; and SG shall have been furnished with such other instruments and documents as it shall have reasonably requested.

12.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NORTON

             The obligations of Norton are subject to the fulfillment at the Closing of each of the following conditions in form and substance satisfactory to Norton:

     12.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and SG contained herein shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (I.E., a representation that a state of facts exists on or as of the date hereof shall be deemed to be a representation that such state of facts exists on or as of the Closing Date, and a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof shall be deemed to be a representation that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date.

     12.2. PERFORMANCE OF COVENANTS. The Company, SG and their respective Affiliates shall each have performed and

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complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement or any Ancillary Document, and Norton shall be satisfied that the transactions contemplated by Articles 1, 3 and 4 shall be consummated on the Closing Date. SGW shall perform and comply with all covenants, obligations and agreements to be complied with by it on or before the Closing Date in connection with Norton's renunciation of the Letter of Allotment.

     12.3. OFFICERS' CERTIFICATE. Norton shall have received certificates of an executive officer of each of the Company and SG, dated the Closing Date, certifying as to the fulfillment of the matters concerning the Company and SG, respectively, specified in Sections 12.1 and 12.2.

     12.4. SECRETARY'S CERTIFICATE. Norton shall have received accurate certificates, of the Secretary of each of the Company and SG dated the Closing Date, setting forth and certifying to the accuracy and completeness of the resolutions adopted by the Boards of Directors of the Company and SG, respectively, approving this Agreement and the transactions contemplated hereby.

     12.5. HSR WAITING PERIODS. All applicable waiting periods under the HSR Act shall have expired.

     12.6. OPINION OF COUNSEL. Norton shall have received an opinion of Messrs. Fried, Frank, Harris, Shriver & Jacobson, counsel to SG and the Company, addressed to Norton, dated the

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Closing Date, to the effect set forth in Exhibit 12.6 hereto.


     12.7. MANAGEMENT PARTICIPATION AGREEMENT. Norton shall have received the purchase price for the shares of Class A Stock to be sold by Norton under the Management Participation Agreement from the members of the Management Group or SG.

     12.8. ASSUMPTION OF LIABILITIES. An instrument of assumption, substantially in the form of Exhibit 12.8, dated the Closing Date, setting forth the assumption by the Company of the Assumed Obligations, duly authorized and executed, shall have been delivered to Norton.

     12.9. AGREEMENTS. SG and its Affiliates shall each have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement or any Ancillary Document.

     12.10.  LITIGATION, ETC.

             12.10.1. No claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing shall be pending or (insofar as is known to SG) threatened against or affecting the Company, Norton, any Division Subsidiary, SG, or any of their respective Affiliates or any of the Assets, which (a) might result either in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or
(b) involves materially and adversely this Agreement or Norton's investment in Class A Stock or Class B Stock.

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             12.10.2.  No law, regulation or decree shall have been adopted or shall have become effective the enforcement of which would materially and adversely affect the ability of Norton to consummate the transactions contemplated by this Agreement.

13.  INDEMNIFICATION

     13.1. INDEMNIFICATION BY NORTON. Norton hereby covenants and agrees with the Company and SG that it shall pay and perform, and indemnify the Company and SG, and their respective Affiliates and their respective directors and officers, and each of their successors and assigns (individually, an "SG Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (collectively, "INDEMNIFIED LIABILITIES") resulting from, arising out of or incurred by any of them in connection with or alleged to result from, arise out of or be incurred in connection with:

             13.1.1. all liabilities of or claims against the Designated Subsidiary or otherwise relating directly or indirectly to the Division, of any nature, whether accrued, absolute, contingent or otherwise, arising out of or relating to or alleged to arise out of or relate to any state of facts, omissions or events existing or occurring on or before the

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Closing Date (whether known or unknown to the Company, Norton or SG), including, without limitation, failure to comply with any Bulk Sales law, to the extent not specifically included in the Assumed Obligations.

             13.1.2. any breach of any of the representations or warranties made by Norton in (i) Sections 6.2.3, 6.3, 6.5, 6.7, 6.9, 6.13, 6.24 and 6.29;
(ii) Sections 6.6, 6.8(m), 6.12.3 and 6.23 (but in the case of Sections 6.6, 6.8(m), 6.12.3 and 6.23 only until the Final Determination Date); and (iii)
Section 6.31 (but in the case of Section 6.31, only until the Final Determination Date and to the extent that the documents referred to in Section
6.31 relate to the representations and warranties in the foregoing Sections) or failure or default by Norton in respect of any of the covenants or agreements made by Norton in this Agreement or any Ancillary Document;

             13.1.3. any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 13.1. If, by reason of the claim of any third party relating to any of the matters subject to such indemnification hereunder, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any SG Indemnified Party, Norton shall use its best efforts to furnish an indemnity bond or take such other action satisfactory to such SG Indemnified Party as may be necessary to obtain the prompt

                                       95
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release of such lien, attachment, garnishment or execution. Norton further agrees to reimburse each SG Indemnified Party from time to time (at reasonable intervals no less frequent than every calendar month) for any legal or other out-of-pocket expenses (including the cost of investigation or preparation) incurred by such SG Indemnified Party in connection with defending any action arising out of or connected with any Indemnified Liabilities under this Section 13.1.

     13.2. INDEMNIFICATION BY THE COMPANY TO NORTON. The Company hereby covenants and agrees with Norton that it shall pay and perform, and indemnify Norton, its Affiliates and their respective directors and officers, and each of their successors and assigns (individually, a "Norton Indemnified Party"), and hold them harmless from, against and in respect of any and all Indemnified Liabilities resulting from, arising out of or incurred by any of them in connection with or alleged to result from, arise out of or be incurred in connection with (a) any failure by the company to pay, perform, or discharge any of the Assumed Obligations, (b) any breach of the representations and warranties set forth in Sections 8.3, 8.4, 8.5, 8.6 and 8.8 or any of the covenants or agreements made by the Company in this Agreement or any Ancillary Document, or
(c) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against under clauses (a) and (b) above. If, by reason of the claim of any third party

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relating to any of the matters subject to such indemnification, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Norton Indemnified Party, the Company shall use its best efforts to furnish an indemnity bond or take such other action as may be necessary to obtain the prompt release of such lien, attachment, garnishment or execution. The Company further agrees to reimburse each Norton Indemnified Party from time to time (at reasonable intervals no less frequent than every calendar month) for any legal or other out-of-pocket expenses (including the cost of investigation or preparation) incurred by such Norton Indemnified Party in connection with defending any action arising out of or connected with any Indemnified Liabilities under this Section 13.2.

     13.3. INDEMNIFICATION BY SG TO NORTON. SG covenants and agrees with Norton that it shall pay and perform, and indemnify each Norton Indemnified Party and hold them harmless from, against and in respect of any and all Indemnified Liabilities resulting from, arising out of or incurred by any of them in connection with or alleged to result from, arise out of or be incurred in connection with (a) any breach of any of the representations or warranties contained in Sections 7.2, 7.3 and 7.5 of this Agreement or any of the covenants or agreements made by SG in this Agreement or any Ancillary Document or (b) any action, suit, proceeding, compromise, settlement, assessment

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or judgment, arising out of or incident to any such breach. If by reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment, garnishment or execution is placed upon any of the property or assets of any Norton Indemnified Party, SG shall use its best efforts to furnish an indemnity bond, or take such other action as may be necessary to obtain the prompt release of such lien, attachment, garnishment or execution. SG further agrees to reimburse each Norton Indemnified Party from time to time (at reasonable intervals no less frequent than every calendar month) for any legal or other out-of-pocket expenses (including the cost of investigation or preparation) incurred by such Norton Indemnified Party in connection with any Indemnified Liabilities under this Section 13.3.

     13.4    PROCEDURE FOR INDEMNIFICATION.

          (a) The Indemnified Party shall promptly give notice hereunder to the indemnifying party after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in this Article 13, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim; PROVIDED, HOWEVER, that the Company shall not be required to permit Norton or SG to assume the defense of any claim or litigation which, if not first paid,

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discharged or otherwise complied with, would result in an interruption or cessation of the conduct of the business of the Company or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within twenty-one
(21) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.

          (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment

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of dismissal on the merits without costs) except with the written consent of the
Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation.

          (c) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the indemnifying party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the indemnifying party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

          (d) The indemnifying party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified

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Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

14.  SHAREHOLDER AGREEMENTS

     14.1. DEFINITIONS. For purposes of this Article 14, the following terms shall have the indicated meanings:

          (a) "Board of Directors" shall mean the Board of Directors of the Company;

          (b) "Equity Securities" shall mean shares of Class A Stock, Class B Stock or any other capital stock of the Company;

          (c) "Norton Shareholders" shall mean Norton, its Permitted Transferees and any Person which acquires Equity Securities pursuant to Section 14.4.2.2;

          (d) "Permitted Transferee" shall mean (i) any corporation incorporated in the United States, all of the shares of capital stock of which are owned by Norton, directly or through a wholly-owned subsidiary of Norton or (ii) any other Person satisfactory to SG, in SG's sole discretion;

          (e) "Sixth Anniversary Date" shall mean the sixth annual anniversary of the Closing Date; and

          (f) "Third Anniversary Date" shall mean the third annual anniversary of the Closing Date.

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     14.2.   BOARD OF DIRECTORS.

             14.2.1. At all times prior to the Closing Date, Norton shall cause the Board of Directors to consist of two directors, of which one director shall be a designee of Norton and the other director shall be a designee of SG. The initial designees of Norton and SG under this Section 14.2.1 shall be Kenneth Zeitz and E.B. Stephens, respectively.

             14.2.2. SG agrees that from and after the Closing Date, it will vote, and will cause each of its Affiliates to vote, all of their Equity Securities so as to elect and thereafter to continue in office a Board of Directors which includes at least one (1) designee of Norton; PROVIDED, HOWEVER, that in the event and at the time that the Board of Directors shall consist of more than six (6) directors, SG shall vote, and shall cause its Affiliates to vote, such Equity Securities so as to elect and thereafter to continue in office a Board of Directors consisting of one (1) designee of Norton plus such additional designee(s) of Norton as shall result in Norton's total representation on the Board of Directors (taking into account all of Norton's designees) being equal, rounded to the nearest whole number, to the percentage of outstanding shares of Class A Stock held of record by Norton and its Permitted Transferees; and PROVIDED, FURTHER, that the obligation of SG and its Affiliates under this Section 14.2.1 shall terminate in the event and at the time that

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Norton and its Permitted Transferees own in the aggregate less than ten percent
(10%) of the outstanding shares of Class A Stock. At the Closing, the Board of Directors shall be increased to six directors, consisting of Frederick G. Crocker (as Norton's designee), John W. Prohaska (as the Management Group's initial designee under the Management Participation Agreement), E.B. Stephens and three other persons designated by SG.

             14.2.3. Norton agrees to cause its designee(s) as a director of the Company to resign from the Board of Directors in the event and at the time that Norton and its Permitted Transferees own in the aggregate less than ten percent (10%) of the outstanding shares of Class A Stock.

     14.3. RESTRICTIONS ON SALE OR OTHER DISPOSITION OF SHARES BY NORTON SHAREHOLDERS.

             14.3.1. Neither Norton, nor any Norton Shareholder, either directly or indirectly, shall sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, or otherwise voluntarily or involuntarily dispose of any Equity Securities now owned or hereafter acquired except as contemplated in the Commitment Letter or in accordance with the provisions of Sections 14.3 through
Section 14.8.

             14.3.2. Except for pledge of Equity Securities to the Bank as contemplated in the Commitment Letter and any sales pursuant to Section 14.5.2 or 14.7, at all times after the Closing Date and prior to the Sixth Anniversary Date, in

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the event that Norton or a Norton Shareholder otherwise becomes entitled to transfer any Equity Securities hereunder, neither Norton nor such Norton Shareholder shall transfer less than all of its Equity Securities to any Person unless such transfer is of shares of both class B Stock and Class A Stock as nearly as practicable in the ratio of 1.423 shares of Class B Stock for each share of Class A Stock to the extent that the Norton Shareholders own both Class B Stock and Class A Stock, provided that if at the time of such transfer or as a result of such transfer neither Norton nor any of its Permitted Transferees owns either Class B Stock or Class A Stock, then the transfer may consist exclusively of Class B Stock or Class A Stock, as the case may be.

             14.3.3. Subject to Section 14.3.2, Norton shall have the right at any time after the Closing Date during the term of this Agreement to transfer any or all of its Equity Securities to any Permitted Transferee and any Permitted Transferee may retransfer to Norton or transfer to any other Permitted Transferee any or all of its Equity Securities; PROVIDED, HOWEVER, that simultaneously with and as a precondition to any such transfer to a Permitted Transferee each such Transferee shall execute and deliver to the parties hereto an agreement in the form of Exhibit 14.3.3, agreeing to be bound by all of the provisions of Article 14 of this Agreement which would be applicable to Norton or its Permitted Transferee, as the case may be, if such Person had continued to

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own the Equity Securities so transferred and, PROVIDED, FURTHER, that Norton shall reacquire all Equity Securities owned by a Permitted Transferee prior to the time that Norton no longer owns, directly or through a wholly-owned subsidiary, all of the shares of capital stock of such Permitted Transferee.

     14.4.   SALE OF SHARES BY NORTON AND ITS PERMITTED TRANSFEREES.

             14.4.1. Notwithstanding the provisions of Section 14.3 and subject to Sections 14.3.2, 14.5.1, 14.5.2, and 14.7, Norton and its Permitted Transferees shall be permitted to transfer Equity Securities from and after the Third Anniversary Date in accordance with the following:

             14.4.2. From and at all times after the Third Anniversary Date, if Norton or any of its Permitted Transferees (a "Selling Shareholder") shall receive a bona fide offer (an "Offer") to purchase for solely cash, payable at closing, all of its right, title and interest in and to any or all of the Equity Securities owned by the Selling Shareholder from any Person other than a Permitted Transferee or Norton, and such Selling Shareholder shall wish to accept the Offer, then:

                       14.4.2.1. Such Selling Shareholder shall give written notice of such Offer to SG. The notice shall (i) include a copy of the Offer,
(ii) represent that the Offer is a bona fide "arm's-length" offer and sets forth on its face all of the terms and conditions thereof, and (iii) identify the third party from whom the Offer shall have been

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received. The notice shall constitute an irrevocable offer by the Selling
Shareholder for a period of forty-five (45) days to sell all and not less than all of the Equity Securities which are the subject of the Offer to SG or its nominee at the same cash price, and on the same terms and conditions, as the Offer; PROVIDED, HOWEVER, if the Offer shall be made prior to the Sixth Anniversary Date, SG may in lieu of accepting the Offer, purchase the Equity Securities which are subject to the Offer at the purchase price and on the terms and conditions specified in Section 14.6.1;

                       14.4.2.2. If, and only in the event that, the Equity Securities offered pursuant to Section 14.4.2.1 are not accepted by SG during the offering period provided therein, then the Selling Shareholder may, subject to Section 14.3.2, for a period of thirty (30) days thereafter accept the Offer and consummate the sale of all of its right, title and interest in and to all, but not less than all, of the Equity Securities which are subject to the Offer at the same cash price and upon the same terms and conditions and to the same purchaser specified in the notice of Offer at the closing to be held within such thirty (30)-day period, but not sell such Equity Securities at any other price or to any other purchaser or on any other terms and conditions; PROVIDED, HOWEVER, that simultaneously with and as a precondition to any such transfer, such transferee shall execute, and deliver to the parties hereto, an agreement in the form

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of Exhibit 14.4.2, agreeing to be bound, and to cause its transferees to be bound, by the obligations of the Norton Shareholders set forth in Sections 14.3, 14.4, 14.5.1, 14.6.1 and 15.3.2 as if specifically named a party hereto.

     14.5.   PARTICIPATION IN SALES BY SG TO THIRD PARTY PURCHASERS.

             14.5.1. MANDATORY PARTICIPATION. If SG and each of its Affiliates desire to sell all of the Class A Stock they then own to a bona fide third party (a "Third-Party Purchaser"), SG shall be entitled, by giving Norton at least ten
(10) days' prior written notice (a "Participation Notice") of such proposed sale, to cause all Norton Shareholders to sell to such Third-Party Purchaser, at the same time and on the same terms and conditions applicable to SG and its Affiliates, all of their right, title and interest in and to the Class A Stock then owned by such Shareholders. Norton agrees (i) to give notice of such proposed sale to the Norton Shareholders and (ii) to comply, and to cause such Shareholders to comply, with such notice and thereby sell all of such Shareholders' right, title and interest in and to all of the Class A Stock owned by such Shareholders to the Third-Party Purchaser in accordance with the terms of such notice; PROVIDED, HOWEVER, that if such sale is to take place prior to the Sixth Anniversary Date, Norton shall be entitled to exercise its option under Section 14.6.2 by exercising the option provided for therein within ten
(10) days after receiving a Participation Notice.

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             14.5.2.   VOLUNTARY PARTICIPATION. If SG or any of its Affiliates
shall desire to sell any Equity Securities to a Third-Party Purchaser, and if immediately after giving effect to such sale, SG and its Affiliates would own less than 51% of the outstanding shares of Class A Stock, then SG shall give Norton at least ten (10) days' prior written notice of such proposed sale. Norton shall then have the option, exercisable within ten (10) days after receipt of such notice, to request that SG cause the Third-Party Purchaser to offer to purchase from Norton and its Permitted Transferees, at the same time and on the same terms and conditions as are applicable to the sale by SG and its Affiliates, all of their right, title and interest in and to the Proportionate Number of shares of the class of Equity Securities owned by Norton and its Permitted Transferees as are being sold by SG and its Affiliates. If SG fails to cause the Third-Party Purchaser to make such an offer to Norton and to duly purchase Equity Securities tendered pursuant thereto, SG and its Affiliates shall not sell any Equity Securities to such Third-Party Purchaser. The "Proportionate Number" of shares of a class of Equity Securities shall equal the number of shares of such class of securities owned by Norton and its Permitted Transferees multiplied by a fraction, the numerator of which shall equal the number of shares of such class of securities proposed to be sold by SG and its Affiliates and the denominator of which shall equal the total number

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of shares of such class of securities owned by SG and its Affiliates immediately prior to such sale.

             14.5.3. LIMITATION ON OBLIGATION. In the event that Norton sells Equity Securities pursuant to Section 14.5.1 or 14.5.2, its maximum liability with respect to the Obligation under Section 9.14 (to the extent not previously paid) shall not exceed the sum of (i) the net proceeds received by Norton and the Norton Shareholders in connection with the sale of Equity Securities plus
(ii) delivery to SG of all right, title and interest of Norton and the Norton Shareholders to all Equity Securities which Norton and the Norton Shareholders own at the time of payment of the Obligation. Notwithstanding the foregoing, Norton will not be required to make any payment in respect of the Obligation in excess of an aggregate sum of $5,000,000.

     14.6.   OPTIONS.

             14.6.1. At any time or from time to time between the Third Anniversary Date and the Sixth Anniversary Date, SG or its nominee shall have the right to purchase from any Norton Shareholder (a "Norton Seller") all of its right, title and interest in and to all of its Equity Securities, or one or more Units (each Unit to consist of one share of Class A Stock and 1.423 shares of Class B Stock unless the Norton Seller does not own shares of a class, in which case each Unit shall consist of one share of the other class). If SG exercises its rights under this Section 14.6.1 for a portion

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of the Equity Securities held by Norton and the Norton Shareholders and if the number of shares of Class A Stock which Norton and the Norton Shareholders would own immediately following such purchase by SG or its nominee would represent less than 20% of the outstanding shares of Class A Stock, then Norton shall have the right to require SG or its nominee to purchase all of the right, title and interest of Norton and its Permitted Transferees in and to all but not less than all of their Equity Securities on the terms and conditions set forth in this
Section 14.6.1. SG shall exercise its rights under this Section 14.6.1 by giving written notice (a "Call Notice") to Norton and the Company specifying (a) the identity of the Norton Seller or Sellers and (b) the number of units SG proposes to purchase. Norton agrees to give notice of such required purchase to each Norton Seller and to comply, and cause each such Seller to comply, with such Call Notice and thereby sell or cause to be sold all of the Equity Securities subject to the Call Notice to SG or its nominee. The purchase price per share of Class A Stock and Class B Stock under this Section 14.6.1 shall be the highest of (a) the Book Value per share of Class A Stock and Class B Stock, as defined in Section 14.6.4, as of the end of the quarter immediately preceding the Call Notice, (b) the Stipulated A Price per share of Class A Stock and Class B Stock, as defined in Section 14.6.5, for the four quarters immediately preceding the Call Notice, or (c) the Stipulated B Price per

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share of Class A Stock and Class B Stock, as defined in Section 14.6.5, for the eight fiscal quarters immediately preceding the Call Notice.

             14.6.2. At any time or from time to time between the Third Anniversary Date and the Sixth Anniversary Date (or such earlier time as is provided in Section 14.5.1), Norton shall have the right to require SG or its nominee to purchase all of the right, title and interest of Norton and its Permitted Transferees in and to all of the Equity Securities or, subject to
Section 14.3.2, one or more Units of Equity Securities owned by Norton and its Permitted Transferees by giving written notice (a "Put Notice") to SG and the Company. The purchase price per share of Class A Stock and Class B Stock under this Section 14.6.2 shall be the highest of (a) the Book Value per Share of Class A Stock and Class B Stock, as defined in section 14.6.4, as of the end of the quarter immediately preceding the Put Notice, (b) the Stipulated C Price per share of Class A Stock and Class B Stock, as defined in Section 14.6.5, for the four quarters immediately preceding the Put Notice or (c) the Stipulated D Price per share of Class A Stock and Class B Stock, as defined in Section 14.6.5, for the eight fiscal quarters immediately preceding the Put Notice.

             14.6.3.

                       14.6.3.1. Promptly following receipt of a Call Notice or a Put Notice, the Company shall cause the

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Company Accountants to make an initial determination of the purchase price to be paid for the Equity Securities subject to such Notice. The Company Accountants shall notify the Company, SG and Norton as promptly as practicable of such initial determination. If the Norton Accountants disagree with such initial determination and deliver to SG, within thirty (30) days after the delivery to Norton of such initial determination by the Company Accountants, a statement explaining in reasonable detail its disagreement with the Company Accountants, and if SG and Norton cannot reach an agreement with respect to the matters in dispute within fifteen (15) days thereafter, such amounts shall be determined by another firm of national independent public accountants mutually acceptable to SG and Norton (the "Evaluators"). If, within sixty (60) days after Norton has received a copy of the foregoing initial determination by the Company Accountants, SG and Norton are unable to agree on the identity of the Evaluators or to obtain the agreement of any such firm to serve, the Evaluators shall be designated by the president of the American Arbitration Association as promptly as practicable. The fees and expenses of the Company Accountants incurred in connection with the initial determination under this Section 14.6.3.1 shall be borne by the Company. The fees and expenses of the Company Accountants thereafter incurred in connection with resolving any disagreement with the Norton Accountants or the Evaluators shall be borne by SG,

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and fees and expenses of the Norton Accountants shall be borne by Norton. The fees and expenses of the Evaluators shall be paid one-half by SG and one-half by Norton. The Company shall grant the Norton Accountants and the Evaluators such access to the facilities and books and records of the Company and its subsidiaries as they may reasonably request in order to make their respective determinations.

             The initial determination by the Company Accountants of the purchase price per share of Class A Stock and Class B Stock under this Section
14.6.3.1 shall be binding upon the parties (a) unless the parties hereto agree to a different determination, in which case their determination shall be binding and (b) if the parties fail to resolve any disagreement concerning such purchase price per share and if, in accordance with the procedures set forth in this
Section 14.6.3.1, the Evaluators determine such Purchase Price, the determination of the Evaluators shall be binding. The date on which such purchase price per share becomes binding is referred to as the "Price Determination Date".

                       14.6.3.2. Promptly following the Price Determination Date, the Company shall notify SG and Norton and each Norton Seller, if any, of the purchase price per share of Class A Stock and Class B Stock. The closing of the purchase and sale under Section 14.6.1 or Section 14.6.2, as the case may be, shall be held at the Company's offices as soon as practicable after the Price Determination Date on such

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date as the Company may determine upon not less than ten (10) days' notice or more than twenty (20) days' notice to SG, Norton and each Norton Seller, if any, from the Company. At the closing, Norton shall deliver, or cause to be delivered, to SG a certificate or certificates evidencing the Equity Securities to be purchased by SG registered in SG's name or endorsed in blank, and SG or its nominee shall pay the aggregate purchase price therefor by bank or certified check; PROVIDED, HOWEVER, that SG may at its option elect to pay such aggregate purchase price in three equal installments, the first to be paid at such closing and the remainder to be paid on the first and second anniversaries thereof. Such installments shall bear interest at the rate of 8.8% per annum from and after such closing, payable on the second and third anniversaries thereof. SG shall pay such installments and interest thereon by bank or certified check.

             14.6.4. For purposes of this Section 14.6, the Book Value per share of Class A Stock and the Book Value per share of Class B Stock as of a specified date shall be computed as follows:

             (a) The consolidated net worth of the Company and its subsidiaries as of such date shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

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             (b)  If the consolidated net worth of the Company and its
                  subsidiaries determined as provided in clause (a) above is greater than or equal to the aggregate stated redemption price of all of the outstanding shares of Class B Stock, (i) the Book Value per share of Class B Stock as of such date shall be equal to such stated redemption price, and (ii) the Book value per share of Class A Stock as of such date shall be equal to the amount of such excess, if any, divided by the total number of outstanding shares of Class A Stock.

             (c) If the consolidated net worth of the Company and its subsidiaries determined as provided in clause (a) above is less than the aggregate stated redemption price of all of the outstanding shares of Class B Stock, (i) the Book Value per share of Class B Stock as of such date shall be equal to such amount divided by the total number of outstanding shares of Class B Stock, and (ii) the Book Value per share of Class A Stock as of such date shall be zero.

             14.6.5. For purposes of this Section 14.6, the purchase price payable under clauses (b) and (c) in the last sentence of each of Sections
14.6.1 and 14.6.2 shall be computed as follows:

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             (a)  The consolidated net income before taxes of the Company and its subsidiaries for the relevant period specified in such clauses shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with that of prior periods.

             (b) The consolidated net income before taxes of the Company and its subsidiaries determined as provided in clause (a) above shall be multiplied by a fraction, the numerator of which shall be equal to the aggregate number of shares of Class A Stock owned by the Norton Shareholders and the denominator of which shall be equal to the total number of outstanding shares of Class A Stock.

             (c) The product obtained in (b) above shall be multiplied by 5 in the case of Stipulated A Price per share, 2.5 in the case of Stipulated B Price per share, 4 in the case of Stipulated C Price per share and 2 in the case of Stipulated D price per share.

             (d) If the product obtained in (c) above with respect to a Stipulated Price per share is greater than or equal to the aggregate stated redemption price of all of the shares of Class B Stock owned by the Norton Shareholders, such

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                  Stipulated Price per share of Class B Stock for such period shall be such stated redemption price, and such Stipulated Price per share of Class A Stock for such period shall be equal to the amount of such excess, if any, divided by the aggregate number of shares of Class A Stock owned by the Norton Shareholders.

             (e) If the product obtained in (c) above with respect to a Stipulated Price per share is less than the aggregate stated redemption price of all of the shares of Class B Stock owned by the Norton Shareholders, such Stipulated Price per share of Class B Stock for such period shall be equal to such product divided by the aggregate number of shares of Class B Stock owned by the Norton Shareholders, and such Stipulated Price per share of Class A Stock for such period shall be zero.

     14.7. PIGGY-BACK RIGHTS. If at any time or from time to time the Company shall file a registration statement under the Securities Act of 1933 pursuant to which SG or any of its Affiliates propose to sell any class of Equity Securities, the Company shall give, and SG shall use its best efforts to cause the Company to give, Norton and its Permitted Transferees the right to sell pursuant to such registration statement,

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on the same terms and conditions as SG and its Affiliates, a Proportionate
Number (as defined in Section 14.5.2) of such class of Equity Securities owned by Norton and its Permitted Transferees.

     14.8.   LEGENDS AND STOP TRANSFER ORDERS.

             14.8.1. Each stock certificate representing Equity Securities issued hereunder or under the Subscription Agreement shall have stamped, printed or typed thereon the following legends:

                       "The sale, assignment, transfer, pledge or hypothecation of the shares represented by this certificate is subject to an agreement, dated as of December 14, 1982, among the Corporation, Norton Company and Siebe Gorman Holdings PLC, a signed counterpart of which is on file at the office of the Corporation (the "Agreement"). Any sale, assignment, transfer, pledge or hypothecation in violation of the Agreement will be void as against the Company and the other Shareholders."

                       "The Agreement contains limitations, restrictions and waivers applicable to shareholders of the Corporation, including waivers regarding certain obligations of officers or directors of the Corporation to

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                       present corporate opportunities to the Corporation."
                       "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred except in compliance with such Act."

             14.8.2. The Company will not at any time permit any transfer to be made on its books or records of the certificates representing outstanding Equity Securities unless such transfer is made pursuant to and is in accordance with the terms and conditions of this Agreement.

     14.9. CLASS B REDEMPTIONS. At all times after the Closing Date until Norton and its Permitted Transferees cease to own any shares of Class B Stock, SG and Norton each shall use its best efforts so as to require any redemption by the Company of shares of Class B Stock to be made on a pro rata basis.

     14.10. PRE-EMPTIVE RIGHTS. The Company agrees that it will not issue, and SG and Norton agree that they will vote (or cause to be voted) all of the Equity Securities owned by them and their respective Affiliates so as to prevent the Company from issuing, any Equity Securities, options or rights to purchase Equity Securities, or securities convertible into or carrying options or rights to purchase Equity Securities, unless Norton and SG, and their respective Affiliates shall have been given the right to purchase, after at least thirty

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(30) days' notice and at a price and on terms not less favorable than those at which such Equity Securities, options, rights or securities are to be issued to others, the proportion of Equity Securities, options, rights or securities to be offered as shall nearly as practicable equal the percentage ownership of the outstanding shares of Class A Stock owned by such shareholders; PROVIDED, HOWEVER, that such shareholders shall have no rights under this Section 14.10 with respect to (a) any grant of stock options (and the issuance of Equity Securities upon exercise of such options) to any officer or employee of the Company or its subsidiaries (who is not otherwise an officer or director of SG or its subsidiaries) pursuant to stock option plans of the Company and its subsidiaries; or (b) any grant to any bank, financial institution or other lender of any Equity Securities or options or warrants regarding Equity Securities (and the issuance of Equity Securities upon exercise of such options or warrants) in connection with loans to the Company or any subsidiary unless such shareholder seeking pre-emptive rights with respect to such Equity Securities, within thirty (30) days after receiving notice of the proposed grant, agrees to make a similar loan on the same terms and conditions.

     14.11. APPLICATION OF AGREEMENT TO AFTER-ACQUIRED SHARES. All of the provisions of this Article 14 shall apply to all of the Equity Securities now owned or which may be issued or transferred hereafter to SG, its Affiliates and any Norton

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Shareholders in consequence of any additional issuance, purchase, exchange or reclassification of shares, corporate consolidation, or merger, or share split, or share dividend, or which are acquired by SG, its Affiliates or any Norton Shareholder in any other manner. In the event of any such event the definition of a Unit shall be appropriately adjusted to reflect the revised capital structure.

15.  GENERAL

     15.1. EXPENSES, TAXES, ETC. Whether or not the transactions contemplated by this Agreement are consummated, (a) Norton and SG shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts; (b) Norton shall pay the fees and expenses of counsel for the Management Group; and (c) SG shall pay the fees and expenses of
(i) Warburg in respect of the matters referred to in Section 7.3, (ii) the Company's counsel, accountants and other experts, if any, incurred on or prior to the Closing Date and (iii) SGW. Notwithstanding the foregoing, if the transactions contemplated by this Agreement are consummated, the Company shall pay or bear (i) any and all commitment, standby, and arranging-fees (including financial advisory fees at reasonable rates for such services, including the fees of Warburg and legal fees) incurred at any time in connection with arranging financing for the Company to pay the Cash Purchase Price or for working capital requirements, and (ii) fees and expenses of American Appraisal Company;

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PROVIDED, HOWEVER, that if the transactions contemplated by this Agreement are not consummated, Norton shall bear 29%, and SG shall bear 71%, of the fees and expenses of American Appraisal Company.

             15.1.1 Norton shall bear all stamp and other taxes, including mortgage transfer taxes, payable or determined to be payable in connection with the execution, delivery and performance of this Agreement and the transfer of the Assets contemplated hereby and agree to save the Company from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay their aliquot portion of such taxes.

     15.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each party hereto convenants and agrees that, except for the representations and warranties set forth in Sections 6.2.3, 6.3, 6.5, 6.6, 6.7, 6.8(m), 6.9, 6.12.3, 6.13, 6.23,
6.24, 6.29, 6.31 (but in the case of Section 6.31, only to the extent that the documents referred to therein relate to the representations and warranties in the foregoing Sections), 7.2, 7.3, 7.5, 8.3, 8.4, 8.5, 8.6, and 8.8, the
representations and warranties contained in Articles 6, 7 and 8 shall not survive the Closing. The representations and warranties set forth in Sections 6.6, 6.8(m), 6.12.3, 6.23, and 6.31 (to the extent provided above) shall survive the Closing and shall terminate upon the Final Determination Date, and the representations and warranties set forth in Sections 6.2.3, 6.3, 6.5, 6.7,

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6.9, 6.13, 6.24, 6.29, 7.2, 7.3, 7.5, 8.3, 8.4, 8.5, 8.6 and 8.8 and the
covenants and agreements set forth in the Agreement and any Ancillary Document shall survive the Closing and shall not terminate.

     15.3    COMPETITION.

             15.3.1 In order to induce the Company to acquire the Assets and SG to acquire shares of capital stock of the Company, and in light of Norton's continuing access to the books and records of the Company, Norton agrees that, if the transactions contemplated hereby are consummated, neither Norton nor any of its subsidiaries shall for the period of 4 years after Norton and its Affiliates cease to own in the aggregate at least 15% of the outstanding Class A Stock, without the prior written consent of the Company and SG, directly or indirectly, and whether as a principal or agent or otherwise, alone or in association with any Person, carry on, be engaged or take part in, render services to or own, share in the earnings of, or invest in the stock, bonds or other securities of any other entity engaged in business anywhere in the United States and Canada which is in competition with, any of the businesses currently carried on by the Division; PROVIDED, HOWEVER, that (a) Norton and its subsidiaries may invest in stock, bonds or other securities of any similar business (but without otherwise participating in such similar business) if (i) such stock, bonds or other securities are listed on any national or regional securities exchange or have

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been registered under Section 12(g) of the Securities Exchange Act of 1934, and
(ii) their investment does not exceed, in the case of any class of the capital stock of any one issuer, an aggregate of five percent (5%) of the issued and outstanding shares, or, in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding and (b) Norton may acquire any business (whether by the purchase of shares, assets, or otherwise) for bona fide commercial reasons, notwithstanding that an incidental part of such business would otherwise be prohibited by this Section 15.3.1, provided (i) upon such acquisition, Norton shall grant the Company the option to purchase such incidental part at a purchase price equal to Norton's cost for such incidental part and (ii) if the Company fails to exercise its rights under the foregoing option, Norton shall cause such incidental part to be divested to a third-party or liquidated within three years after such acquisition. Nothing in this Agreement shall be deemed to authorize Norton or any of its Affiliates to, and Norton and its Affiliates will not, engage in any activity or disclose any information in breach of any legal or other fiduciary obligation it may have to the Company and its shareholders. Notwithstanding the foregoing, Norton may continue to engage in the business of distributing certain products of the Division on terms and conditions satisfactory to SG, the Company and Norton.

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             15.3.2.   The parties hereto agree and acknowledge that SG and its
Affiliates currently engage outside of the United States in the sale and distribution of safety products. In order to provide for the satisfactory resolution of potential future conflicts of interest between SG and the Company regarding the allocation of corporate opportunities, SG agrees that so long as it and its Affiliates own more than fifty percent (50%) of the outstanding shares of Class A Stock, neither SG nor any of its Affiliates shall knowingly engage in any business in the United States or Canada in competition with the Company, or knowingly sell in the United States or Canada for delivery in the United States or Canada any products which compete with products manufactured by the Company unless the Company shall have first been given the opportunity to engage in such business or effect such sale on the same terms and conditions as those available to SG and its Affiliates. The parties hereto further agree and acknowledge that SG and its Affiliates (a) may, and indeed expect to, engage in business activities and sales outside of the United States and Canada in competition with the businesses of and products manufactured or sold by the Company (b) shall be under no obligation to share with the Company or present to the Company any such business or sales opportunities outside of the United States and Canada, whether or not such opportunities are related to the current business of the Division, or the future or proposed businesses of the Company, and (c)

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may exploit such business opportunities for the sole benefit of SG and its shareholders (except as Norton and SG may otherwise agree prior to the Closing
Date). It is acknowledged that directors, officers, employees, shareholders and representatives of SG may become directors, officers, employees, and representatives of the Company. The parties agree that (i) any director, officer, employee, shareholder or representative of SG who also serves as a director, officer, employee or representative of the Company or any of its subsidiaries shall be entitled, and is hereby authorized, to bring business opportunities of which he is aware to the attention of SG without disclosing such business opportunities to the Company, (ii) it shall be the obligation of SG to determine whether or not such opportunity should be first offered to the Company pursuant to this Section 15.3.2, and (iii) in the event that it is determined that SG has acted in breach of this Section 15.3.2, the exclusive remedy of the Company and Norton (and their respective successors and assigns) shall be solely against SG; and the Company and Norton (and their respective successors and assigns) shall not be entitled to take any action against any such director, officer, employee or representative for such non-disclosure, and the Company and Norton hereby waive, and agree to indemnify and hold harmless such person from and against any cost, expense, liability or obligation such person may incur by reason of any claim by the Company or a shareholder thereof in connection with

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this Section 15.3.2.

     15.4.   EMPLOYEE BENEFIT PLANS.

             15.4.1. Norton shall remain responsible through its Plans (as defined in Section 6.19.3) for all pension benefits thereunder for each Transferred Employee accrued through the Closing Date. "Transferred Employee" shall mean those employees of Norton as of the Closing Date who, as of such date, will become employees of the Company or any of its subsidiaries. Such accrued benefits shall be determined in all respects pursuant to the Plans as amended and in effect on the Closing Date as if such Transferred Employees had retired or terminated employment on the Closing Date; provided that notwithstanding any provision of the Plans to the contrary, in the case of any such employee whose age or continuous service with Norton on the Closing Date fails to meet the minimum requirements for vesting under the Plans, if his future continuous service with the Company or any of its subsidiaries (otherwise satisfying the definition of "Continuous Service"), together with his past service with Norton and his age at completion of service with the Company shall satisfy such requirements, his accrued benefits under the Plans as of the Closing Date shall become vested, shall not be forfeited and shall remain obligations of Norton. Transferred Employees shall not be entitled to commence receiving pension benefits under the Plans prior to retirement or termination of employment with the Company. Norton in its discretion may satisfy its obligation to any

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Transferred Employee by causing to be delivered to such employee an insurance company annuity contract providing for the benefits to which the employee is entitled; PROVIDED, HOWEVER, that this procedure is in accordance with the terms of the Plans as the same may from time to time be amended. The Company will, on request by Norton, furnish to Norton such information about the employment of Transferred Employees as Norton may reasonably require in order to administer its obligations hereunder. Norton will, on request by the Company, furnish to the Company such information as the Company may reasonably require in order to administer its obligations hereunder. Norton shall amend each Plan to the extent (if any) necessary to provide the foregoing benefits to the Transferred Employees.

             15.4.2. The Company may, by written notice delivered to Norton not later than March 31, 1983, require that Norton cause either the Norton Company Employees' Investment Plan or the Marion Health and Safety Employees' Profit Sharing Plan (the "Norton Plans"), or both of them to transfer to a new plan containing similar provisions (the "New Plan") to be established by the Company, the assets allocated under the Norton Plans to the accounts of the Transferred Employees. Such transfer shall be made as soon as practicable after the Company receives a favorable determination letter from the Internal Revenue Service with regard to the New Plan.

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             Notwithstanding the foregoing, any Transferred Employee may choose to have his account balance in the Norton Plans transferred to him in accordance with the terms of such Plan without regard to whether the Company exercises the option described in the preceding paragraph. Promptly following the Closing, the Company shall notify the Transferred Employees of their rights under this paragraph.

             In the event the Company decides not to exercise its option, Norton will cause the Norton Plans to distribute, in a lump sum, to each Transferred Employee who is a participant therein, the entire balance in his account as soon as practicable after March 31, 1983.

             15.4.3. With respect to the International Ladies Garment Workers' Union pension plan which is a multiemployer pension plan within the meaning of
Section 3(37) of the Employee Retirement Income Security Act of 1974 ("ERISA"), if Norton, by written notice to be delivered to SG on or before the Closing Date, so elects, the following paragraphs (i) through (vi) shall be effective:

             (i) The Company agrees to contribute to such plan after the Closing Date for substantially the same number of contribution base units with respect to the employees of the Division for which Norton has an obligation to contribute to such plan.

             (ii) The Company hereby agrees to provide to such plan on or as soon as possible after the Closing Date, in

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form reasonably satisfactory to Norton, a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA, provided that Norton shall make all arrangements to secure such bonds and shall pay all expenses related to such bonds. Such bond shall remain outstanding for a period of five (5) consecutive plan years commencing after the Closing Date and shall be in an amount equal to the greater of (a) the average annual contribution that Norton was required to make under such plan with respect to the employees of the Division for the three (3) plan years immediately preceding the plan year in which the Closing Date occurs or (b) the annual contribution that Norton was required to make under such plan with respect to the employees of the Division for the last plan year immediately preceding the plan year in which the Closing Date occurs. The foregoing bonding requirements shall not apply if the Company should obtain a waiver of such bond requirement. Norton shall make all arrangements to secure such waiver and shall pay all expenses related thereto, (including all legal fees) and the Company hereby agrees to cooperate with Norton and Norton's counsel in obtaining such waiver.

             (iii) If the Company withdraws in a complete withdrawal or a partial withdrawal with respect to employees of the Division from such plan prior to the end of the fifth plan year beginning after the Closing Date, Norton shall be secondarily liable for any withdrawal liability it would have

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had to such plan (but for Section 4204 of ERISA) if the liability of the Company with respect to such plan is not paid.

             (iv) The foregoing paragraphs of this subsection (c) shall be interpreted in accordance with Section 4204 of ERISA and any regulations or opinion letters issued by the Pension Benefit Guaranty Corporation in respect of such Section.

             (v) If the Company or any of its Affiliates withdraws in a complete withdrawal or a partial withdrawal with respect to the employees of the Division from such plan, Norton agrees to indemnify the Company or such Affiliate, and hold them harmless from and against withdrawal liability and costs and expenses related thereto incurred by the company or such Affiliate as a result of such complete withdrawal or partial withdrawal but not in excess of the amount for which Norton would have been liable had it withdrawn from such plan on December 31, 1982. Such indemnity shall be paid by Norton on demand after it receives notice of the withdrawal of the Company (or its Affiliate) from such plan (notwithstanding that the Company's or its Affiliate's payment of such liability may be deferred in whole or in part); such indemnity shall be paid free and clear of, and any claim or right (arising pursuant to this Agreement or otherwise).

             15.4.4.   In the event Norton does not give the notice described in
Section 15.4.3 on or before the Closing Date, Norton agrees that it shall be liable for and shall indemnify and hold harmless the Company from and against any

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withdrawal liability with respect to the International Ladies Workers' Garment
Union pension plan as a result of the transactions contemplated by this Agreement.

     15.5. SPECIFIC PERFORMANCE. Inasmuch as, among other things, (a) the Assets are unique and (b) the shares of Class A Stock and Class B Stock will be closely held and the market therefor will be limited, and (c) SG would not have entered into this Agreement but for the covenants and undertakings herein contained, irreparable damage may result if this Agreement were not specifically enforced. Therefore, the parties' obligations under this Agreement shall be enforceable in a court of equity by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at law or in equity which any party may have under this Agreement or otherwise.

     15.6. WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein and/or in any Ancillary Document. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing of any

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condition to its obligations hereunder which is not fulfilled shall not preclude such party from seeking redress from the other party hereto for breach of the terms of this Agreement.

     15.7. BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and subject to the terms and provisions hereof, their respective successors and assigns. No party shall be relieved of any obligation hereunder by reason of any assignment of such party's rights. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     15.8. NOTICES. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by telex or upon receipt after dispatch by certified, or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

             15.8.1.   if to the Company, to:

                       Siebe Norton, Inc.
                       4090 Azalea Drive
                       Charleston, South Carolina   29405

                       Attention:  President

                       and to:

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                       Siebe Gorman Holdings PLC
                       13 Park Street
                       Windsor
                       Berkshire, England SL4 ILU

                       Attention:  E. B. Stephens

                       with a copy to:

                       Sanford Krieger, Esq.
                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, New York 10004

             15.8.2.   if to SG, to:

                       Siebe Gorman Holdings PLC
                       13 Park Street
                       Windsor
                       Berkshire, England SL4 1LU

                       Attention:  E. B. Stephens

                       with a copy to:

                       Sanford Krieger, Esq.
                       Fried, Frank, Harris, Shriver & Jacobson
                       One New York Plaza
                       New York, New York 10004

             15.8.3.   if to Norton, to:

                       Norton company
                       One New Bond Street
                       Worcester, Massachusetts 01606

                       Attention:  General Counsel

or to such other address as such party shall have specified by notice to the other parties hereto.

     15.9. ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally, and this Agreement together with related

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agreements executed in connection herewith constitute the entire agreement of the parties as to the matters set forth herein and therein.

     15.10. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     15.11. EXHIBITS. All Exhibits hereto have been delivered by the parties hereto to each other previously or simultaneously herewith, initialled by a representative of Norton and a representative of SG for purposes of identification.

     15.12. CURRENCY. All amounts denominated in Dollars in this Agreement refer to United States Dollars.

     15.13. COUNTERPARTS. This Agreement may be be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     15.14. GOVERNING LAW. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles thereof.

     15.15. SEVERABILITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of

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this Agreement shall not be affected thereby and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

     15.16. PREMERGER NOTIFICATION. Norton and SG have previously filed notifications pursuant to the HSR Act with the Premerger Notification Office of the Federal Trade Commission and with the Director of Operation of the Antitrust Division of the Department of Justice in respect of the transactions contemplated hereby. Norton and SG will furnish as promptly as practicable, to all applicable government authorities, all information and documents requested or required under the HSR Act.

     15.17. NO PUBLICITY, ADVERTISEMENT. Neither Norton nor SG shall, and each shall use its best efforts so that none of its Affiliates or any of their respective officers, directors, employees or advisors shall, except with the prior written consent of the other or as otherwise contemplated hereby, publicize, advertise, announce or describe to any governmental authority or other third person, except their respective advisors and employees, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby except as required by law or the Rules of The London Stock Exchange or as required pursuant to this Agreement to obtain the consent of such third person.

     15.18.  AMENDMENTS. This Agreement may not be modified or

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changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.

                                   SIEBE NORTON, INC.


                                   By:   /s/ John W. Prohaska
                                      --------------------------


                                   NORTON COMPANY


                                   By:   /s/ Donald R. Melville
                                      --------------------------

                                   SIEBE GORMAN HOLDINGS PLC


                                   By:   /s/ E. B. Stephens
                                      --------------------------

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